Exhibit 10.1

EXECUTION

MASTER REPURCHASE AGREEMENT

Between:

ROYAL BANK OF CANADA, as Buyer

and

PENNYMAC LOAN SERVICES, LLC, as Seller

Dated as of September 19, 2016

-i-

-ii-

SCHEUDLES AND EXHIBITS

SCHEDULE 1	Representations and Warranties Re: Eligible Mortgage Loans

SCHEDULE 2	Current Indebtedness

SCHEDULE 3	Authorized Representatives of Seller

SCHEDULE 4	Wire Instructions

EXHIBIT A	Transaction Confirmation

EXHIBIT B	Reserved

EXHIBIT C	Form of Secretary’s Certificate and Resolutions

EXHIBIT D	Form of Power of Attorney

EXHIBIT E	Form of Seller’s Financial Officer’s Compliance Certificate

-iii-

MASTER REPURCHASE AGREEMENT

This is a MASTER REPURCHASE AGREEMENT, dated as of September 19, 2016, between PENNYMAC LOAN SERVICES, LLC, a limited liability company of the State of Delaware (including its successors in interest and permitted assigns, the “Seller”) and ROYAL BANK OF CANADA, a Canadian chartered bank, acting through a New York Branch (including its successors in interest and permitted assigns and, with respect to Section 7, its participants, the “Buyer”).

SECTION 1.  Applicability

From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer Mortgage Loans on a servicing released basis against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans on a servicing released basis at a date certain after the related Purchase Date which in no event will exceed one-year following such Purchase Date, against the transfer of funds by Seller.  Each such transaction will be referred to herein as a “Transaction” and will be governed by this Repurchase Agreement (including any supplemental terms or conditions contained in any Transaction Confirmation or schedules or exhibits identified herein, as applicable hereunder), unless otherwise agreed in writing.  This Repurchase Agreement is not a commitment by Buyer to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller.  Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Repurchase Agreement.

SECTION 2.  Definitions

As used herein, the following terms will have the following meanings (all terms defined in this Section 2 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa)

“1934 Act” has the meaning set forth in Section 32 hereof.

“Accepted Servicing Practices” means, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Actual Price Differential” has the meaning set forth in Section 9(c) hereof.

“Additional Eligible Loan Criteria” has the meaning assigned to such term in the Pricing Side Letter.

“Additional Purchased Assets” means, collectively, Eligible Mortgage Loans, U.S. Treasury Securities, Agency Securities, and Cash Margin.

“Adjusted LIBOR Rate” means, with respect to any Transaction for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1.00%) determined by Buyer in good faith and in a commercially reasonable manner to be equal to (i) the LIBOR Rate for such Transaction in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such Transaction for such Interest Period.

“Adjusted Tangible Net Worth” shall mean, with respect to any Person at any date, the excess of the total assets over the total liabilities of such Person on such date, each to be determined in accordance with GAAP consistent with those applied in the preparation of the Seller’s financial statements less the sum of the following (without duplication): (a) the book value of all investments in non-consolidated subsidiaries, and (b) any other assets of the Seller and consolidated Subsidiaries that would be treated as intangibles under GAAP including, without limitation, goodwill, research and development costs, trademarks, trade names, copyrights, patents, rights to refunds and indemnification and unamortized debt discount and expenses.  Notwithstanding the foregoing, mortgage servicing rights shall not be deducted from the calculation of total assets.

“Advance Reimbursements” means any mortgage backed securities advances or protective advances due to Servicer.

“Affiliate” means with respect to (i) any Person (other than the Seller and Private National Mortgage Acceptance Company, LLC), any “affiliate” of such Person, as such term is defined in the Bankruptcy Code, (ii) the Seller, Private National Mortgage Acceptance Company, LLC and its Subsidiaries and (iii) Private National Mortgage Acceptance Company, LLC, its Subsidiaries, including Seller.

“Agency” means Freddie Mac, Fannie Mae or GNMA, as applicable.

“Agency Approvals” has the meaning set forth in Section 12(z) hereof.

“Agency Guidelines” shall mean the GNMA Guide, the Fannie Mae Guide and/or the Freddie Mac Guide, the FHA Regulations and/or the VA regulations, as the context may require, in each case as such guidelines have been or may be amended, supplemented or otherwise modified from time to time by GNMA, Fannie Mae or Freddie Mac, FHA or VA, as applicable.

“Agency Security” means a residential mortgage-backed security issued by an Agency.

“Aging Limit” has the meaning set forth in the Pricing Side Letter.

“Ancillary Income” means all income derived from a Mortgage Loan (other than payments or other collections in respect of principal, interest, escrow payments and prepayment penalties attributable to such Mortgage Loan) and to which Servicer, as the servicer of the Mortgage Loan, is entitled in accordance with the Agency Guidelines, including, but not limited to (i) all late charges, fees received with respect to checks or bank drafts returned by the related bank for insufficient funds, assumption fees, optional insurance administrative fees, all interest, income, or credit on funds deposited in the escrow accounts and custodial accounts or other receipts on or with respect to such Mortgage Loan (subject to Requirements of Law and the Agency Guidelines), (ii) reconveyance fees, subordination fees, speedpay fees, mortgage pay on the web fees, automatic clearing house fees, demand statement fees, modification fees, if any, and other similar types of fees arising from or in connection with any Mortgage Loan to the extent not otherwise payable by the mortgagor under Requirements of Law or pursuant to the terms of the related Mortgage Note, and (iii) any incentive fees payable by any Agency to Servicer under the applicable Agency Guidelines, including incentive amounts payable in connection with Mortgage Loan modifications and other loss mitigation activities.

 “Anti-Money Laundering Laws” has the meaning set forth in Section 11(z) hereof.

“Appraised Value” means the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Assignment and Acceptance” has the meaning set forth in Section 18 hereof.

“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to Buyer.

“Asset Schedule” means with respect to any Transaction as of any date, an Asset Schedule in the form of a computer tape or other electronic medium generated by Seller and delivered to Buyer and Custodian, which provides information (including, without limitation, the information set forth on the related exhibit to the Custodial Agreement) relating to the Eligible Mortgage Loans proposed to be subject to a Transaction in a format acceptable to Buyer.

 “Asset Value” means with respect to any Purchased Asset as of any date of determination, an amount equal to the product of (a) the Purchase Price Percentage for the Purchased Asset and (b) the lesser of (i) the Market Value of the Purchased Asset and (ii) the unpaid principal balance of such Purchased Asset. Without limiting the generality of the foregoing, Seller acknowledges that the Asset Value of a Purchased Asset may be reduced to zero by Buyer if any of the following events occur:

(i)       a breach of a representation, warranty or covenant made by Seller in this Repurchase Agreement with respect to such Purchased Asset has occurred and is continuing;

(ii)      such Purchased Asset is a Delinquent Mortgage Loan;

(iii)     such Purchased Asset has been released from the possession of Custodian under the Custodial Agreement (other than to a Takeout Investor pursuant to a Bailee Letter) for a period in excess of ten (10) calendar days;

(iv)     such Purchased Asset has been released from the possession of Custodian under the Custodial Agreement to a Takeout Investor pursuant to a Bailee Letter for a period in excess of thirty (30) calendar days;

(v)      such Purchased Asset has been subject to a Transaction hereunder for a period of greater than the respective Aging Limit;

(vi)    when the Purchase Price for such Purchased Asset is added to other Purchased Assets, the aggregate Purchase Price of all Purchased Assets of any type of Mortgage Loan exceeds the applicable Permitted Sublimit.

“Authorized Representative” means, for the purposes of this Repurchase Agreement only, an agent or Responsible Officer of Seller listed on Schedule 3 hereto, as such  Schedule 3 may be amended from time to time.

“Bailee Letter” has the meaning assigned to such term in the Custodial Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

“Breakage Costs” has the meaning set forth in Section 3(d)(ii) hereof.

“Breakage Date” has the meaning set forth in Section 3(d)(ii) hereof.

“Breakage Days” has the meaning set forth in Section 3(d)(ii) hereof.

“Business Day” means a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York or (iii) any day on which the New York Stock Exchange is closed.

“Buyer” has the meaning given to such term in the preamble to this Repurchase Agreement.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations is the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means (a) securities with maturities of ninety (90) days or less after the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less after the date of acquisition and overnight bank deposits of any commercial bank, which commercial bank is organized under the laws of the United States of America or any state thereof, having capital and surplus in excess of $500,000,000, and rated at least A-2 by S&P or P-2 by Moody’s, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition and (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, provided that the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction and is not issued by an asset backed commercial paper conduit or structured investment vehicle, (e) securities with weighted average maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A+ by S&P or A1 by Moody’s; (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or; (g) shares of 2-a7 money market mutual funds rated AAA by Moody’s & S&P that have a weighted average maturity of 90 days or less or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Margin” means cash or Cash Equivalents with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof.

“Change in Control” means any of the following events:

(a)       any transaction or event as a result of which Private National Mortgage Acceptance Company ceases to own, directly or indirectly, 100% of the stock of Seller;

(b)       the sale, transfer, or other disposition of all or substantially all of Seller’s assets (excluding any such action taken in connection with any securitization transaction); or

(c)       the termination or cessation of substantially all of Seller’s existing business as conducted on the date of this Repurchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committed Mortgage Loan” means a Mortgage Loan which is the subject of a Takeout Commitment with a Takeout Investor.

“Confidential Information” has the meaning set forth in Section 30(b) hereof.

“Confidential Terms” has the meaning set forth in Section 30 hereof.

“Conforming Mortgage Loan” means a first lien Mortgage Loan originated in accordance with the criteria of an Agency for purchase of Mortgage Loans, including, without limitation, conventional Mortgage Loans, as determined by Buyer in its good faith discretion.

“Costs” has the meaning set forth in Section 15(a) hereof.

“Custodial Agreement” means the Custodial Agreement dated as of September 21, 2016, among Seller, Buyer and Custodian as the same may be amended from time to time.

“Custodial Exception Report” means the “Exception Report” as defined in the Custodial Agreement.

 “Custodian” means Deutsche Bank Trust Company Americas, or any successor thereto under the Custodial Agreement.

“Custodian Asset Transmission” has the meaning set forth in the Custodial Agreement.

 “Default” means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Delinquent Mortgage Loan” means any Mortgage Loan as to which any Monthly Payment, or part thereof, remains unpaid for thirty (30) days or more from the original Due Date for such Monthly Payment.

“Dollars” and “$” means lawful money of the United States of America.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Costs” has the meaning set forth in Section 17 hereof.

“Due Diligence Review” means the performance by Buyer of any or all of the reviews permitted under Section 17 hereof with respect to any or all of the Mortgage Loans, as desired by Buyer from time to time.

“Early Repurchase” has the meaning set forth in Section 3(c)(ii) hereof.

“Effective Date” means the date on which the conditions precedent set forth in Section 3(a) have been satisfied.

“Electronic Tracking Agreement” means an Electronic Tracking Agreement among Buyer, Seller, MERS and MERSCORP Holdings, Inc., to the extent applicable, as the same may be amended from time to time.

“Eligible Mortgage Loan” means a Mortgage Loan which complies with the representations and warranties set forth on Schedule 1 to this Repurchase Agreement.

“ERISA”  means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and administrative rulings issued thereunder.

“ERISA Affiliate” with respect to any Person, means any Person which is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as a single employer described in Section 414 of the Code.

“Escrow Payments” means, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” has the meaning specified in Section 13 hereof.

“Event of ERISA Termination” means, with respect to Seller, (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the reporting of the occurrence of such event, or (ii) the withdrawal of Seller, or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by Seller, or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code (or Section 430 (j) of the Code, as amended by the Pension Protection Act) or Section 302(e) of ERISA (or Section 303 (j) of ERISA, as amended by the Pension Protection Act), or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or any ERISA Affiliate thereof to terminate any Plan, or (v) the failure to meet the requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(b) or 430 (k) of the Code with respect to any Plan.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Buyer or other recipient of any payment hereunder or required to be withheld or deducted from a payment to Buyer or such other recipient: (a) Taxes based on (or measured by) net income or net profits (however denominated), franchise Taxes and branch profits Taxes, in each case, that are imposed on Buyer or other recipient of any payment hereunder (i) as a result of being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) a present or former connection between such Buyer or other recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision thereof (other than connections arising from such Buyer or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under this Repurchase Agreement or any Facility Document, or sold or assigned an interest in any Purchased Asset); (b) any Tax imposed on Buyer or other recipient of a payment hereunder that is attributable to such Buyer’s or other recipient’s failure to comply with relevant requirements set forth in Section 7; (c) any withholding Tax that is imposed on amounts payable to or for the account of Buyer or other recipient of a payment hereunder pursuant to a law in effect on the date such person becomes a party to or under this Repurchase Agreement, or such person changes its lending office, except in each case to the extent that amounts with respect to Taxes were payable either to such person’s assignor immediately before such person became a party hereto or to such person immediately before it changed its lending office;  and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Expenses” means all present and future expenses incurred by or on behalf of Buyer in connection with this Repurchase Agreement or any of the other Facility Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses include the cost of title, lien, judgment and other record searches; attorneys’ fees; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

“Extended Repurchase Date” has the meaning assigned thereto in Section 3(e) hereof.

“Facility Documents” means this Repurchase Agreement, the Pricing Side Letter, each Transaction Confirmation, the Custodial Agreement, the Electronic Tracking Agreement, and the Power of Attorney.

“FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Fannie Mae”  means the Federal National Mortgage Association, or any successor thereto.

“Fannie Mae Guide” shall mean the Fannie Mae MBS Selling and Servicing Guide, as the same may hereafter from time to time be amended.

“FDIA” has the meaning set forth in Section 31 hereof.

“FDICIA” has the meaning set forth in Section 31 hereof.

“FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

“FHA Approved Mortgagee” means a corporation or institution approved as a mortgagee by the FHA under the National Housing Act, as amended from time to time, and applicable FHA Regulations, and eligible to own and service mortgage loans such as the FHA Loans.

“FHA Loan” means a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.

“FHA Mortgage Insurance” means, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.

“FHA Mortgage Insurance Contract” means the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

“FHA Regulations” means the regulations promulgated by HUD under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“FICO” means Fair Isaac & Co., or any successor thereto.

“Fidelity Insurance” means insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Seller’s regulators.

“Financial Officer’s Compliance Certificate” means the certificate delivered by Seller pursuant to Section 12(d) hereof substantially in the form of Exhibit E hereto.

“Financial Statements” means the consolidated financial statements of Seller prepared in accordance with GAAP for the year or other period then ended.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor thereto.

“Freddie Mac Guide” shall mean the Freddie Mac Single-Family Seller/Servicer Guide, as the same may hereafter from time to time be amended.

 “GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and includes, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“GNMA” means the Government National Mortgage Association and any successor thereto.

“GNMA Guide” shall mean the Ginnie Mae Mortgage-Backed Securities Guide I or II, as applicable, as the same may hereafter from time to time be amended.

“GLB Act” has the meaning set forth in Section 30 hereof.

“Governmental Authority” means any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep‑well, to purchase assets, goods, securities or services, or to take‑or‑pay or otherwise); provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee of a Person will be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The terms “Guarantee” and “Guaranteed” used as verbs have correlative meanings.

 “HARP Mortgage Loan” means a Mortgage Loan, which (a) conforms to the requirements of an Agency for securitization or cash purchase but does not otherwise meet all of the requirements of a Conforming Mortgage Loan as set forth in the Facility Documents and (b) is a refinance Mortgage Loan originated in accordance with and pursuant to the Home Affordable Refinance Program 2.0 (“HARP 2.0”).

“High Cost Mortgage Loan” means a Mortgage Loan (a) classified as a “high cost” loan under the Home Ownership and Equity Protection Act of 1994;  (b) classified as a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) having a percentage listed under the Indicative Loss Severity Column (the column that appears in the S&P Anti-Predatory Lending Law Update Table, included in the then-current S&P’s LEVELS® Glossary of Terms on Appendix E).

“HUD” means the United States Department of Housing and Urban Development.

“Income” means, with respect to any Mortgage Loan at any time, any principal thereof then payable and all interest, dividends or other distributions payable thereon; provided that Income does not include any Escrow Payments or any fees and expenses due to the Servicer, including but not limited to Advance Reimbursements or Ancillary Income.

“Indebtedness” means, with respect to any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy‑back agreements or like arrangements; (g) obligations of such Person under Interest Rate Protection Agreements, hedging transactions, swap agreements or like arrangements; (h) Indebtedness of others Guaranteed by such Person; (i) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (j) Indebtedness of general partnerships of which such Person is a general partner and (k) with respect to clauses (a)-(j) above both on and off balance sheet, in all cases, excluding any Non-Recourse Debt.

“Indemnified Party” has the meaning set forth in Section 15(a) hereof.

“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment or accrual made by or on account of any obligation of Seller hereunder or under any other Facility Document and Other Taxes.

“Initial Repurchase Date” has the meaning assigned thereto in Section 3(e) hereof.

“Insolvency Event” means, for any Person:

(a)       that such Person or any Affiliate discontinues or abandons operation of its business; or

(b)       that such Person or any Affiliate fails generally to, or admit in writing its inability to, pay its debts as they become due; or

(c)       a proceeding has been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person or any Affiliate in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Affiliate, or for any substantial part of its property, or for the winding‑up or liquidation of its affairs; or

(d)       the commencement by such Person or any Affiliate of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or such Person’s or any Affiliate’s consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e)       that such Person or any Affiliate becomes insolvent; or

(f)       if such Person or any Affiliate is a corporation, such Person or any Affiliate, or any of their Subsidiaries, takes any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clause (a), (b), (c), (d) or (e).

“Interest Period” means with respect to any Transaction, as selected by Seller and agreed to by Buyer in the applicable Transaction Confirmation given with respect thereto (a) the period commencing on the Purchase Date with respect to such Transaction and ending three months or as mutually agreed upon by the parties hereto thereafter or (b) a period interpolated by Buyer between the periods set forth in clause (a) above with an implied tenor equal to the time elapsed from (and including) the Purchase Date through (but excluding) the Repurchase Date; provided that all of the forgoing provisions relating to Interest Periods are subject to the following:

(i)       if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and

(ii)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the following calendar month.

“Interest Rate Adjustment Date” means the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

“Interest Rate Protection Agreement” means, with respect to any or all of the Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or Takeout Commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Seller and an Affiliate of Buyer, and acceptable to Buyer.

“IRS” has the meaning set forth in Section 7(b)(i) hereof.

“Late Payment Fee” means the excess of the Price Differential paid as a result of its calculation at the Post‑Default Rate over the Price Differential as would have been calculated at the Pricing Rate.

“LIBOR Rate” means for any Interest Period with respect to any Transaction:

(a)       the rate of interest per annum, which is equal to the offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) that appears on the page of the Reuters LIBOR01 Screen (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as selected by the Buyer from time to time for purposes of providing quotations of interest rates applicable to U.S dollar deposits in the London interbank market) determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period as the rate for delivery on such day of three (3) month U.S. dollar deposits, or as otherwise mutually agreed by Buyer and Seller; or,

(b)       if the rate referenced in the preceding subsection (a) is not available, the rate per annum determined by Buyer as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Transaction being entered into or continued by Buyer and with a term and amount comparable to such Interest Period and principal amount of such Transaction as would be offered by Buyer’s London Branch to major banks in the London interbank Dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

 “Lien” means any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Loan‑to‑Value Ratio” or “LTV” means with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgaged Property was purchased within 12 months of the origination of the Mortgage Loan, the purchase price of the Mortgaged Property.

“Margin Call” has the meaning specified in Section 4.

“Margin Deficit” has the meaning specified in Section 4.

“Market Value” means, as of any date with respect to any Mortgage Loan, the price at which such Purchased Asset could readily be sold as determined by Buyer in its good faith discretion.

“Material Adverse Effect” means a material adverse effect on (a) the Property, business, operations, condition (financial or otherwise) or prospects of Seller, or any Affiliate, (b) the ability of Seller, or any Affiliate to perform its obligations under any of the Facility Documents to which it is a party, (c) the validity or enforceability of any of the Facility Documents, (d) the rights and remedies of Buyer or any Affiliate under any of the Facility Documents or (e) the timely payment of any amounts payable under the Facility Documents, in each case as determined by Buyer in its good faith discretion.

“Maximum DTI” has the meaning assigned to such term in the Pricing Side Letter.

 “Maximum Leverage Ratio” has the meaning assigned to such term in the Pricing Side Letter.

“Maximum LTV” has the meaning assigned to such term in the Pricing Side Letter.

“Maximum Purchase Amount” has the meaning assigned to such term in the Pricing Side Letter.

 “MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

 “Minimum Liquidity Amount” has the meaning assigned to such term in the Pricing Side Letter.

“Minimum Price Differential” means, on any day, the aggregate amount obtained by daily application of the Weighted Average Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Weighted Average Post‑Default Rate) to the Minimum Purchase Amount on a 360 day per year basis for the actual number of days during the period commencing on (and including) the first day of the prior calendar month and ending on (but excluding) the last day of such prior calendar month.

“Minimum Profitability”  has the meaning assigned to such term in the Pricing Side Letter.

“Minimum Profitability Threshold” has the meaning assigned to such term in the Pricing Side Letter.

“Minimum Purchase Amount” has the meaning assigned to such term in the Pricing Side Letter.

“Minimum Tangible Net Worth” has the meaning assigned to such term in the Pricing Side Letter.

“Monthly Payment” means the scheduled monthly payment of principal and interest on a Mortgage Loan.

“Moody’s” means Moody’s Investor’s Service, Inc. or any successors thereto.

“More Favorable Agreement” has the meaning set forth in Section 12(bb) hereof.

“Mortgage” means each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a first lien on real property and other property and rights incidental thereto.

“Mortgage File” means, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in the Custodial Agreement.

“Mortgage Interest Rate” means the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Loan” means any first lien, fixed and floating rate, one‑to‑four‑family residential mortgage loan evidenced by a Mortgage Note and secured by a Mortgage, which Mortgage Loan is subject to a Transaction hereunder and complies with all applicable Additional Eligible Loan Criteria set forth in the Pricing Side Letter.

“Mortgage Note” means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” means the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan”  means, with respect to any Person, a “multiemployer plan” as defined in Section 3(37) of ERISA which is (or was at any time during the current year or the immediately preceding five years) contributed to (or required to be contributed to) by such Person or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

“Net Income” means, for any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness payable solely from the assets sold or pledged to secure such Indebtedness and under which Indebtedness no party has recourse to Seller or any of its Affiliates if such assets are inadequate or unavailable to pay off such Indebtedness, and Seller nor any of its Affiliates effectively has any obligation to directly or indirectly pay any such deficiency, including any securitization debt and any intercompany debt eliminated in consolidation by Private National Mortgage Acceptance Company, LLC.

“Obligations” means (a) any amounts owed by Seller to Buyer in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post‑petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Facility Documents; and (b) all other obligations or amounts owed by Seller to Buyer or an Affiliate of Buyer under any other contract or agreement, in each case, whether such amounts or obligations owed are direct or indirect, absolute or contingent, matured or unmatured.

“OFAC” has the meaning set forth in Section 11(y) hereof.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any excise, sales, goods and services or transfer taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Facility Document.

“Participation Register” has the meaning set forth in Section 19(c) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Protection Act” means the Pension Protection Act of 2006.

“Permitted Sublimit” has the meaning assigned to such term in the Pricing Side Letter.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof) including, but not limited to, Seller.

“Plan”  means, with respect to Seller, any employee benefit or similar plan that is (or was at any time during the current year or immediately preceding five years) established, maintained or contributed to by Seller or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post‑Default Rate” means an annual rate of interest equal to the Pricing Rate plus an additional 3%.

“Power of Attorney” means a Power of Attorney substantially in the form of Exhibit D hereto.

“Price Differential” means, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post‑Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction); provided that to the extent the Price Differential due on any Repurchase Date is, at any time, less than the Minimum Price Differential, the Price Differential shall be the Minimum Price Differential.

“Pricing Rate” means a rate per annum equal to the sum of (a) the applicable Adjusted LIBOR Rate plus (b) the Pricing Spread.

“Pricing Side Letter” means the most recently executed pricing side letter, between the Seller and Buyer referencing this Repurchase Agreement and setting forth the pricing terms and certain additional terms with respect to this Repurchase Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, and the terms of which are incorporated herein as if fully set forth herein.

“Pricing Spread” has the meaning set forth in the Pricing Side Letter.

“Prohibited Person” has the meaning set forth in Section 11(y) hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means the date on which Purchased Assets are transferred by Seller to Buyer.

“Purchase Price” means with respect to each Purchased Asset:

(a)       on the Purchase Date, in the case of all Purchased Assets, the applicable Purchase Price Percentage multiplied by the lesser of: (x) the Market Value of such Purchased Asset and (y) the outstanding principal amount thereof as set forth on the related Asset Schedule;

(b)       on any day after the Purchase Date, except where Buyer and Seller agree otherwise, the amount determined under the immediately preceding clause (a) decreased by the amount of any cash transferred by Seller to Buyer and applied to reduce the Obligations hereunder.

“Purchase Price Percentage” has the meaning set forth in the Pricing Side Letter.

“Purchased Assets” means the Mortgage Loans and any Additional Purchased Assets sold by Seller to Buyer in a Transaction as evidenced by the related Transaction Confirmation and the Trust Receipt.

“Qualified Insurer” means a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and acceptable under the Underwriting Guidelines.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Asset. Records shall include the Mortgage Notes, any Mortgages, the Mortgage Files, the credit files related to the Purchased Asset and any other instruments necessary to document or service a Mortgage Loan.

“Register” has the meaning set forth in Section 19 hereof.

“Regulations D, T, U and X” means Regulations D, T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under PBGC Reg. § 4043.

“Repurchase Agreement” means this Master Repurchase Agreement between Buyer and Seller, dated as of the date hereof, as supplemented by the Pricing Side Letter and as the same may be further amended, supplemented or otherwise modified in accordance with the terms hereof.

“Repurchase Assets” has the meaning set forth in Section 8(a) hereof.

“Repurchase Date” means, with respect to any Purchased Asset, the earliest to occur of (i) the date on which Seller is to repurchase such Purchased Asset subject to a Transaction from Buyer as specified in the related Transaction Confirmation, as further set forth in Section 3(e), (ii) the Initial Repurchase Date if no Extended Repurchase Date is agreed to, or (iii) any Extended Repurchase Date if no subsequent Extended Repurchase Date occurs.

“Repurchase Price” means the price at which Purchased Assets are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination.

“Requirement of Law” means as to any Person, any law, treaty, rule, regulation, procedure or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof.

“Responsible Officer” means as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.

“Restricted Cash” means, for any Person, any amount of cash of such Person that is contractually required to be set aside, segregated or otherwise reserved.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or any successor thereto.

“SEC” the Securities and Exchange Commission or any successor thereto.

“Seller” has the meaning set forth in the preamble to this Repurchase Agreement.

“Servicer” means Seller or any third party servicer acceptable by Buyer in its sole discretion and any of their successors or permitted assigns.

“Servicing Agreement” means any servicing agreement entered into between a Seller and a third party Servicer, as the same may be amended from time to time.

“Servicing Rights” means the rights of any Person to administer, service or subservice, the Purchased Assets or to possess related Records.

“Single‑Employer Plan” means a single‑employer plan as defined in Section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.

“SIPA” has the meaning set forth in Section 32 hereof.

“Statement Date” has the meaning set forth in Section 11(c) hereof.

“Statutory Reserves” means, for any day during any Interest Period, the reserve percentage in effect on such day under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D).  The Adjusted LIBOR Rate for each outstanding Transaction shall be adjusted automatically as of the effective date of any change in the Statutory Reserves.

“Streamline Refinance Loan” means an FHA Loan originated and underwritten in accordance with the “FHA streamline refinance” program and FHA Regulations or a VA Loan originated and underwritten in accordance with the “VA streamline refinance” program and VA regulations.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity has or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Takeout Commitment” means a commitment of Seller to sell one or more Mortgage Loans to a Takeout Investor, and the corresponding Takeout Investor’s commitment back to Seller to effectuate the foregoing.

“Takeout Investor” means (i) PennyMac Mortgage Investment Trust or its Subsidiaries or (ii) any institution which has made a Takeout Commitment and has been approved by Buyer.

“Tax Compliance Certificate” has the meaning set forth in Section 7(b)(ii) hereof.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TILA-RESPA Integrated Disclosure Rule” means the Truth-in-Lending Act and Real Estate Settlement Procedures Act Integrated Disclosure Rule, adopted by the Consumer Finance Protection Bureau, which is effective for residential mortgage loan applications received on or after October 3, 2015.

“Transaction” has the meaning specified in Section 1.

“Transaction Confirmation” means a confirmation of the terms of each Transaction substantially in the form of Exhibit A hereto.

“Transaction Extension Request Date” has the meaning set forth in Section 3(c)(e) hereof.

“Transaction Request” means a request from Seller to Buyer to enter into a Transaction.

“Trust Receipt” has the meaning set forth in the Custodial Agreement.

“Underwriting Guidelines” means the underwriting guidelines of Seller, which have been approved by Buyer.

“Uniform Commercial Code” and “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“U.S. Treasury Securities” means securities not subject to prepayment, call or early redemption which are direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America issued by the U.S. Treasury, the obligations of which are backed by the full faith and credit of the United States of America, which qualify under § 1.860G-2(a)(8) of the Treasury Regulations.

 “VA” means the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Approved Lender” means a lender which is approved by the VA to act as a lender in connection with the origination of VA Loans.

“VA Loan” means a Mortgage Loan which is subject of a VA Loan Guaranty Agreement as evidenced by a loan guaranty certificate, or a Mortgage Loan which is a vendor loan sold by the VA.

“VA Loan Guaranty Agreement” means the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.

“Weighted Average Post Default Rate” means as of any day of calculation, the Weighted Average Pricing Rate plus the Post-Default Rate.

“Weighted Average Pricing Rate” means for any period, the average of the one-month LIBOR Rates for each day in such period, weighted on the basis of the Purchase Price of each Transaction outstanding during such period plus the applicable Pricing Spread.

SECTION 3.  INITIATION; TERMINATION

(a)       Conditions Precedent to Initial Transaction.  Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer has received from Seller any fees and expenses payable hereunder, and all of the following documents, each of which is satisfactory in form and substance to Buyer and its counsel:

(i)       Facility Documents.  The Facility Documents duly executed by the parties thereto:

(ii)      Opinions of Counsel.  An opinion or opinions of counsel to Seller in form and substance acceptable to Buyer, covering corporate matters, enforceability, creation and perfection of security interest, Investment Company Act and bankruptcy safe harbors.

(iii)     Seller Organizational Documents.  An officer’s certificate of Seller, substantially in the form of Exhibit C hereto, attaching and certifying to (A) a certificate of corporate existence of Seller; (B) certified copies of the organizational documents of Seller; (C) resolutions or other company authority for Seller, substantially in the form of Exhibit C hereto, with respect to the execution, delivery and performance of the Facility Documents and each other document to be delivered by Seller from time to time in connection herewith; (D) an incumbency certificate of the corporate secretary of Seller, which sets forth the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Facility Documents and (E) a certified copy of a good standing certificate from the jurisdiction of organization of Seller, dated as of no earlier than the date ten (10) Business Days prior to the Effective Date.

(iv)     Security Interest.  Evidence that all actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Assets and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC‑1.

(v)      Underwriting Guidelines.  A true and correct copy of the Underwriting Guidelines certified by an officer of Seller.

(vi)     Insurance.  Evidence that Seller has added Buyer as an additional insured and loss payee under Seller’s Fidelity Insurance.

(vii)    Other Documents.  Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.

(b)      Conditions Precedent to all Transactions.  Upon satisfaction of the conditions set forth in this Section 3(b), Buyer may, in its sole discretion, enter into a Transaction with Seller.  Buyer’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto:

(i)       Due Diligence Review.  Without limiting the generality of Section 17 hereof, Buyer has completed, to its satisfaction, its due diligence review of the related Mortgage Loans and Seller.

(ii)      No Default.  No Default or Event of Default has occurred and be continuing under the Facility Documents.

(iii)     Representations and Warranties.  Both immediately prior to the Transaction and also after giving effect thereto, the representations and warranties in Section 11 hereof, are true, correct and complete on and as of such Purchase Date in all material respects (or all respects to the extent any such representation and warranty is already qualified by materiality or words of like import) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iv)     No Margin Deficit.  After giving effect to the requested Transaction, the Asset Value of all Purchased Assets exceeds the aggregate Repurchase Price for such Transactions.

(v)      Transaction Request and Transaction Confirmation.  On or prior to 1:00 p.m. (New York Time) on the related Purchase Date, Seller has delivered to Buyer (A) a Transaction Request; (B) an Asset Schedule and (C) a countersigned a copy of the Transaction Confirmation.

(vi)     Delivery of Mortgage File.  Pursuant to the terms of the Custodial Agreement, (A) Seller has delivered to Custodian the Mortgage File with respect to each Purchased Asset and (B) Custodian has issued a Trust Receipt with respect to each such Purchased Asset to Buyer.

(vii)    Fees and Expenses.  Buyer has received all fees and expenses of counsel to Buyer as contemplated by Section 15(b) which amounts, at Buyer’s option, may be withheld from the proceeds remitted by Buyer to Seller pursuant to any Transaction hereunder.

(viii)     Maximum Purchase Amount.  The sum of (i) the unpaid Repurchase Price (excluding accrued but unpaid Price Differential) for all prior outstanding Transactions and (ii) the requested Purchase Price for the pending Transaction, in each case, shall not exceed the Maximum Purchase Amount.

(ix)       No Material Adverse Change.  None of the following have occurred and/or be continuing:

(A)       an event or events have occurred in the good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by securities or an event or events have occurred resulting in Buyer not being able to finance Purchased Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(B)       an event or events have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(C)       there has occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Repurchase Agreement;

(D)       there has occurred (i) a material change in financial markets, an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions; (ii) a general suspension of trading on major stock exchanges; or (iii) a disruption in or moratorium on commercial banking activities or securities settlement services.

Each Transaction Request delivered by Seller hereunder will constitute a certification by Seller that all the conditions set forth in this Section 3(b) (other than clauses (viii) and (ix) hereof) have been satisfied (both as of the date of such notice or request and as of Purchase Date).

(c)        Initiation.

(i)        Seller will deliver a Transaction Request to Buyer on or prior to the date and time set forth above prior to entering into any Transaction.  Such Transaction Request will include an Asset Schedule with respect to the Mortgage Loans to be sold in such requested Transaction.  Buyer will confirm the terms of such Transaction by sending a Transaction Confirmation to Seller which will be executed by Seller prior to Buyer entering into such Transaction.  Each Transaction Confirmation, together with this Repurchase Agreement, is conclusive evidence of the terms of the Transaction(s) covered thereby.

(ii)        Subject to the terms and conditions of this Repurchase Agreement, during such period Seller may sell, repurchase and resell Eligible Mortgage Loans hereunder.

(iii)       No later than the date and time set forth above, Seller shall deliver to Custodian the Mortgage File pertaining to each Eligible Mortgage Loan to be purchased by Buyer.

(iv)       Subject to the provisions of this Section 3, the Purchase Price will then be made available to Seller by Buyer transferring, via wire transfer, in the aggregate amount of such Purchase Price in funds immediately available.

(d)        Repurchase.

(i)         Seller may not repurchase any Purchased Asset prior to the related Repurchase Date; provided, however, a Purchased Asset may be released by Buyer, in its good faith discretion, to the extent Seller delivers to Buyer Additional Purchased Assets with an Asset Value at least equal to the Asset Value of the released Purchased Asset.  Upon the substitution thereof, the Additional Purchased Assets will be deemed Purchased Assets and are subject to the terms and provisions hereof and in the related Transaction Confirmation.

(ii)        Subject to Buyer’s approval, in the event Seller repurchases a Purchased Asset on any day which is not the Repurchase Date for such Purchased Asset (an “Early Repurchase”), Seller shall indemnify Buyer and hold Buyer harmless from fees payable to terminate the deposits from which such funds were obtained (the “Breakage Costs”). In addition to the foregoing, to the extent such Early Repurchase occurs on or before the Repurchase Date (the “Breakage Date”), Seller shall pay the Breakage Costs equal to the product of (i) the number of days between the Breakage Date and the applicable Repurchase Date (“Breakage Days”), (ii) the sum of (x) LIBOR (calculated on the applicable Purchase Date) and (y) the Pricing Spread, and (iii) the outstanding Purchase Price on the Breakage Date.

(iii)       On the Repurchase Date, termination of the Transaction will be effected by reassignment to Seller or its designee of the Purchased Assets (and any Income in respect thereof received by Buyer not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 5) against the simultaneous transfer of the Repurchase Price to an account of Buyer.  Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset (but liquidation or foreclosure proceeds received by Buyer will be applied to reduce the Repurchase Price for such Purchased Asset on each Repurchase Date except as otherwise provided herein).  Seller is obligated to obtain the Mortgage Files from Buyer at Seller’s expense on the Repurchase Date.

(e)       Repurchase Date Extension.   With respect to each Transaction, in the related Transaction Request, Seller shall indicate the requested Repurchase Date for such Transaction, which shall be confirmed in the Transaction Confirmation delivered by Buyer to Seller, which shall be either (i) a fixed date not less than three (3) months and not more than six

(6) months following the related Purchase Date, or (ii) an initial date of six (6) months following the related Purchase Date (in the case of clause (ii), the “Initial Repurchase Date”) and, on the date that is thirty (30) days following such Purchase Date and every thirtieth (30th) day thereafter (each such thirtieth (30th) day, a “Transaction Extension Request Date”), Seller may request, and Buyer may agree, to extend the Repurchase Date of such Transaction until the date that is thirty (30) days following such Transaction Extension Request Date (each such extended Repurchase Date, an “Extended Repurchase Date”) pursuant to the terms of a trade confirmation mutually agreed to and executed by Buyer and Seller; provided that in the event Seller requests an extension of the Repurchase Date of such Transaction and Buyer fails to respond, such failure to respond shall be deemed a rejection of such request.

SECTION 4.  MARGIN AMOUNT MAINTENANCE

(a)       Buyer determines the Asset Value of the Purchased Assets at such intervals as determined by Buyer in its good faith discretion.

(b)       If at any time the aggregate Asset Value of all related Purchased Assets subject to all Transactions is less than the aggregate Purchase Price for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to transfer to Buyer cash or Additional Purchased Assets approved by Buyer in its good faith discretion so that the aggregate Asset Value of the Purchased Assets, including any such cash or Additional Purchased Assets, will thereupon equal or exceed the aggregate Purchase Price for all Transactions. If Buyer delivers a Margin Call to Seller on or prior to 10:00 a.m. (New York City time) on any Business Day, then Seller shall transfer cash or Additional Purchased Assets to Buyer no later than 5:00 p.m. (New York City time) that day.  In the event Buyer delivers a Margin Call to a Seller after 10:00 a.m. (New York City time) on any Business Day, Seller will be required to transfer cash or Additional Purchased Assets no later than 5 p.m. (New York City time) on the subsequent Business Day.

(c)       Buyer’s election, in its good faith discretion, not to make a Margin Call at any time there is a Margin Deficit will not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.

(d)       Any cash or Additional Purchased Assets transferred to Buyer pursuant to Section 4(b) above will be held as unsegregated cash margin and collateral for all Obligations.

SECTION 5.  INCOME PAYMENTS

(a)       Seller shall pay, or cause to be paid, to Buyer the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller, or on behalf of Seller, to Buyer) plus the amount of any unpaid Margin Deficit on each Repurchase Date.

(b)       Seller shall hold for the benefit of, and in trust for, Buyer all Income which constitutes the property of Buyer (except for tax purposes which is treated as income and property of Seller) and will not be commingled with other property of Seller or any Affiliate of Seller.

(c)       Upon an Event of Default, Seller will or will cause the Servicer to remit all income to an account designated by Buyer.

(d)       Notwithstanding anything to the contrary set forth herein, upon receipt by Seller of any prepayment of principal in full, with respect to a Purchased Asset, Seller shall remit such amount to Buyer and Buyer shall apply any such amount received by Buyer on the Repurchase Date.

SECTION 6.  REQUIREMENTS OF LAW

(a)       If any Requirement of Law or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)       subjects Buyer to any Tax (other than Indemnified Taxes, Other Taxes and Taxes described in clauses (b) through (d) of the definition of Excluded Taxes) with respect to this Repurchase Agreement or any Transaction on payments to Buyer in respect thereof;

(ii)      imposes, modifies or holds applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the Adjusted LIBOR Rate hereunder;

(iii)     imposes on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as calculated by Buyer in good faith as will compensate Buyer for such increased cost or reduced amount receivable. Nothing in this Section 6(a) shall be construed to limit the Buyer’s right to reimbursement, gross-up or payment under any other section of this Repurchase Agreement.

(b)      If Buyer has determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy and liquidity) by an amount deemed by Buyer to be material, then from time to time, Seller shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.

(c)       If Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Seller of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this Section submitted by Buyer to Seller will be conclusive in the absence of manifest error.

(d)       To the extent that Buyer demands compensation for such amounts under paragraphs (a) and (b) above, Seller shall have the right, subject to the applicable Breakage Costs, to designate a termination date for this Repurchase Agreement by written notice given to Buyer at least thirty (30) days before such termination date has occurred and Seller shall only be obligated to pay Buyer the amounts under paragraph (c) to the extent such amounts are necessary to compensate Buyer through such termination date.

(e)       Notwithstanding anything in this Repurchase Agreement to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, is deemed to have been introduced and adopted after the date of this Repurchase Agreement.

SECTION 7.   TAXES.

(a)       Any payments made by Seller to Buyer or a Buyer assignee hereunder or under any Facility Document will be made free and clear of and without deduction or withholding for any Taxes, except as required by Requirement of Law.  If Seller is required by Requirement of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Tax from any sums payable to Buyer or a Buyer assignee, then (i) Seller shall make such deductions or withholdings and pay the full amount deducted to the relevant Governmental Authority in accordance with Requirement of Law; (ii) to the extent the withheld or deducted Tax is an Indemnified Tax or Other Tax, the sum payable will be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 7) Buyer or Buyer assignee receives an amount equal to the sum it would have received had no such deductions or withholdings been made; and (iii) Seller shall notify Buyer or Buyer assignee of the amount paid and shall provide the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing such payment within ten (10) Business Days thereafter. Seller shall otherwise indemnify Buyer, within ten (10) Business Days after demand therefor, for any Indemnified Taxes or Other Taxes imposed on Buyer (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 7) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.

(b)       Buyer and any Buyer assignee shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit payments made hereunder to be made without withholding or at a reduced rate of withholding. In addition, Buyer and any Buyer assignee, if reasonably requested by Seller, shall deliver such other documentation prescribed by Requirement of Law or reasonably requested by Seller as will enable Seller to determine whether or not such Buyer or Buyer assignee is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 7, the completion, execution and submission of such documentation (other than such documentation in Section 7(b)(i),  (ii) and (iii) below) will not be required if in Buyer’s or Buyer’s assignee’s judgment such completion, execution or submission would subject such Buyer or Buyer assignee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer or Buyer assignee. Without limiting the generality of the foregoing, Buyer or Buyer assignee shall deliver to Seller, to the extent legally entitled to do so:

(i)       in the case of a Buyer or Buyer assignee which is a “U.S. Person” as defined in Section 7701(a)(30) of the Code, a properly completed and executed Internal Revenue Service (“IRS”)  Form W-9 (or any successor form) certifying that it is not subject to U.S. federal backup withholding tax.

(ii)      in the case of a Buyer or Buyer assignee which is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code, whichever of the following is applicable: (I) in the case of such non-U.S. Person claiming the benefits of an income tax treaty to which the United States is a party, a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or any successor forms), as appropriate, evidencing entitlement to a zero percent or reduced rate of U.S. federal income tax withholding on any payments made hereunder, (II) a properly completed and executed IRS Form W-8ECI (or any successor form), (III) in the case of such non-U.S. Person claiming exemption from the withholding of U.S. federal income tax under Sections 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a duly executed certificate (a “Tax Compliance Certificate”) to the effect that such non-U.S. Person is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (y) a “10 percent shareholder” of Seller or affiliate thereof, within the meaning of Section 881(c)(3)(B) of the Code, or (z) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, along with properly completed and duly executed IRS Form W-8BEN or W-8BEN-E (or any successor forms), as appropriate, (IV) to the extent such non-U.S. person is not the beneficial owner, a properly completed and executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a Tax Compliance Certificate, IRS Form W-9 (and any successor forms), and/or other certification documents from each beneficial owner, as applicable; provided that if such  non-U.S. person is a partnership and one or more direct or indirect partners of such non-U.S. person are claiming the portfolio interest exemption, such non-U.S. person may provide a Tax Compliance Certificate on behalf of each such direct and indirect partner, and (V) executed originals of any other form or supplementary documentation prescribed by law as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by law to permit Seller to determine the withholding or deduction required to be made.

(iii)     if a payment made to a Buyer or Buyer assignee under this Repurchase Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Buyer or assignee were to fail to comply with the applicable reporting requirements of

FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer or assignee shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with their obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 7, “FATCA” includes any amendments made to FATCA after the date of Repurchase Agreement.

The applicable IRS forms referred to above shall be delivered by each applicable Buyer or Buyer assignee on or prior to the date on which such person becomes a Buyer or Buyer assignee under this Repurchase Agreement, as the case may be.  Buyer and each Buyer assignee agree that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller in writing of its legal inability to do so.

(c)       Any indemnification payable by Seller to Buyer or any Buyer assignee for Indemnified Taxes or Other Taxes that are imposed on Buyer or a Buyer assignee, as described in Section 7(a) hereof, shall be paid by Seller within ten (10) days after demand therefor.  A certificate as to the amount of such payment or liability delivered to Seller by Buyer or a Buyer assignee is conclusive absent manifest error.

(d)       Each party’s obligations under this Section 7 will survive any assignment of rights by, or the replacement of, Buyer or a Buyer assignee, and the repayment, satisfaction or discharge of all obligations under any Facility Document.

(e)       Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise Taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets that, in the absence of an Event of Default by Seller and Buyer’s exercise of remedies hereunder, the Purchased Assets are owned by Seller. All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment unless required by law.

SECTION 8.  SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN‑FACT

(a)       Security Interest.  On each Purchase Date, Seller hereby sells, assigns and conveys all rights and interests in the Purchased Assets identified on the related Asset Schedule and the Repurchase Assets.  Although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, in the event any such Transactions are deemed to be loans, and in any event, Seller hereby pledges to Buyer as security for the performance by Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Assets, any Agency Security or right to receive such Agency Security when issued but only to the extent backed by any of the Purchased Assets, the Records, and all Servicing Rights, Ancillary Income and Advance Reimbursements related to the Purchased Assets, the Facility Documents (to the extent such

Facility Documents and Seller’s rights thereunder relate to the Purchased Assets), any Property relating to any Purchased Asset or the related Mortgaged Property, any Takeout Commitments relating to any Purchased Asset, all insurance policies and insurance proceeds relating to any Purchased Asset or the related Mortgaged Property, including but not limited to any payments or proceeds under any related primary insurance or hazard insurance, FHA Mortgage Insurance Contracts and VA Loan Guaranty Agreements (if any), any Income relating to any Purchased Asset, any Interest Rate Protection Agreements to the extent relating to any Purchased Asset, and any other contract rights, accounts (including any interest of Seller in escrow accounts) and any other payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the foregoing relates to any Purchased Asset and any other assets relating to the Purchased Assets (including, without limitation, any other accounts) or any interest in the Purchased Assets, all collateral under any other secured debt facility (including, without limitation, any facility documented as a repurchase agreement or similar purchase and sale agreement) between Seller or its Affiliates on the one hand and Buyer or Buyer’s Affiliates on the other, and all substitutions or replacements of any and all of the foregoing and any proceeds (including the related securitization proceeds) and distributions and any other property, rights, title or interests as are specified on a Trust Receipt and Custodian Asset Transmission with respect to any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

In the event that Seller is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, Seller grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created.  The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Repurchase Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

Seller hereby authorizes Buyer to file such financing statement or statements relating to the Repurchase Assets as Buyer, at its option, may deem appropriate.  Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.

(b)       Buyer’s Appointment as Attorney in Fact.  Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney‑in‑fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Repurchase Agreement, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller, if an Event of Default has occurred and be continuing, to do the following:

(i)        in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any other Repurchase Assets whenever payable;

(ii)       to pay or discharge taxes and Liens levied or placed on or threatened against the Repurchase Assets;

(iii)     (A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (E) to defend any suit, action or proceeding brought against Seller with respect to any Repurchase Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and Buyer’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as Seller might do.

Seller hereby ratifies all that said attorneys lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and is irrevocable.  In addition to the foregoing, Seller agrees to execute a Power of Attorney to be delivered on the date hereof.

Seller also authorizes Buyer, if an Event of Default has occurred, from time to time, to execute, in connection with any sale provided for in Section 14 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.

The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Repurchase Assets and do not impose any duty upon it to exercise any such powers.  Buyer will be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents are responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

SECTION 9.  PAYMENT, TRANSFER AND CUSTODY

(a)       Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder will be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Buyer at the account detailed in Schedule 4 no later than 4:00 p.m. New York City time, on the date on which such payment is due (and each such payment made after such time will be deemed to have been made on the next succeeding Business Day).  Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b)       On the Purchase Date for each Transaction, ownership of the Purchased Assets is transferred to Buyer against the simultaneous transfer of the Purchase Price to the account of Seller detailed in Schedule 4 no later than 5:00 p.m. New York City time, simultaneously with the delivery to Buyer of the Purchased Assets relating to each Transaction.

(c)       In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, Seller shall deliver or cause to be delivered and released to Buyer the Mortgage File for the related Purchased Assets.  To the extent the aggregate Price Differential paid by Seller to Buyer (the “Actual Price Differential”) is less than the Minimum Price Differential, Seller shall pay to Buyer each calendar month on a date to be agreed between the parties, in immediately available funds, the excess of the Actual Price Differential over the Minimum Price Differential, in each case, for such calendar month.

SECTION 10.  RESERVED

SECTION 11.  REPRESENTATIONS

Seller represents and warrants to Buyer that as of the Purchase Date for any Purchased Assets by Buyer from Seller and as of the date of this Repurchase Agreement and any Transaction hereunder and as of each date while the Facility Documents and any Transaction hereunder are in full force and effect:

(a)       Acting as Principal.  Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by Buyer, as agent for a disclosed principal).

(b)       No Broker.  Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Repurchase Agreement.

(c)       Financial Statements.  Seller has heretofore furnished to Buyer a copy of its (a) consolidated balance sheet for the fiscal year ended December 31, 2015 and the related consolidated statements of income and retained earnings and of cash flows for Seller and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Deloitte & Touche LLP and (b) consolidated balance sheet for the quarterly fiscal period(s) of Seller ended March 31, 2016 and the related consolidated statements of income and retained earnings and of cash flows for Seller and its consolidated Subsidiaries for such quarterly fiscal period(s).  All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of Seller and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis.  Since December 31, 2015, there has been no change in the consolidated business, operations or financial condition of Seller and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements which would constitute a Material Adverse Effect, nor is Seller aware of any state of facts which (without notice or the lapse of time) would or could have a Material Adverse Effect.  Seller does not have, on the date of the statements delivered pursuant to this section (the “Statement Date”), any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long‑term leases or unusual forward or long‑term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Seller except as heretofore disclosed to Buyer in writing.

(d)       Organization, Etc.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.  Seller (a) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (b) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) has full power and authority to execute, deliver and perform its obligations under the Facility Documents.

(e)       Authorization, Compliance, Etc.  The execution and delivery of, and the performance by Seller of its obligations under, the Facility Documents to which it is a party (a) are within Seller’s powers, (b) have been duly authorized by all requisite action, (c) do not violate any provision of applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other Governmental Authority, or its organizational documents, (d) do not violate any indenture, agreement, document or instrument to which Seller or any of its Subsidiaries is a party, or by which any of them or any of their properties, any of the Repurchase Assets is bound or to which any of them is subject and (e) are not in conflict with, do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by any Facility Document, result in the creation or imposition of any Lien upon any of the property or assets of Seller or any of its Subsidiaries pursuant to, any such indenture, agreement, document or instrument.  Seller is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the consummation of the Transactions contemplated herein and the execution, delivery or performance of the Facility Documents to which it is a party.

(f)       Litigation.  There are no material actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting Seller or any of its Subsidiaries or affecting any of the Repurchase Assets or any of the other properties of Seller before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Facility Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than five percent (5%) of Seller’s Adjusted Tangible Net

Worth, (iii) individually or in the aggregate, if adversely determined, would have a Material Adverse Effect, or (iv) requires filing with the SEC in accordance with its regulations.

(g)       Purchased Assets.

(i)        Seller has not assigned, pledged, or otherwise conveyed or encumbered any Mortgage Loan to any other Person, and immediately prior to the sale of such Mortgage Loan to Buyer, Seller was the sole owner of such Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to Buyer hereunder.

(ii)      The provisions of this Repurchase Agreement are effective to either constitute a sale of Purchased Assets to Buyer or to create in favor of Buyer a valid security interest in all right, title and interest of Seller in, to and under the Repurchase Assets.

(h)      Chief Executive Office/Jurisdiction of Organization.  On the Effective Date, Seller’s chief executive office is, and has been, located at 3043 Townsgate Road, Westlake Village, CA 91361.  Seller’s jurisdiction of organization is Delaware.

(i)        Location of Books and Records.  The primary location where Seller keeps its books and records, including all computer tapes and records related to the Repurchase Assets is its chief executive office.

(j)        Enforceability.  This Repurchase Agreement and all of the other Facility Documents executed and delivered by Seller in connection herewith are legal, valid and binding obligations of Seller and are enforceable against Seller in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity.

(k)       Ability to Perform.  Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Facility Documents to which it is a party on its part to be performed.

(l)        No Default.  No Default or Event of Default has occurred and is continuing.

(m)      Underwriting Guidelines.  The Underwriting Guidelines provided to Buyer are the true and correct Underwriting Guidelines of Seller.

(n)       Adverse Selection.  Seller has not selected the Purchased Assets in a manner so as to adversely affect Buyer’s interests.

(o)       Tangible Net Worth.  On the initial Purchase Date, the Adjusted Tangible Net Worth of Seller is not less than the Minimum Tangible Net Worth.

(p)       Indebtedness.  As of the Effective Date, Seller does not have any material Indebtedness, except as disclosed on Schedule 2 to this Repurchase Agreement.

(q)       Accurate and Complete Disclosure.  The information contained in reports, financial statements, exhibits, schedules and certificates furnished in writing by or on behalf of Seller to Buyer in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Facility Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with this Repurchase Agreement and the other Facility Documents and the transactions contemplated hereby and thereby including without limitation, the information set forth in the related Asset Schedule, will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  There is no fact known to Seller, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Facility Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(r)       Margin Regulations.  The use of all funds acquired by Seller under this Repurchase Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

(s)       Investment Company.  Neither Seller nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(t)       Solvency.  As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Seller in accordance with GAAP) of Seller and Seller is solvent and, after giving effect to the transactions contemplated by this Repurchase Agreement and the other Facility Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations.  Seller does not intend to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature.  Seller is not contemplating the commencement of an insolvency, bankruptcy, liquidation, or consolidation proceeding or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of itself or any of its property.

(u)      ERISA.

(i)       No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected by Seller to be incurred by Seller or any ERISA Affiliate thereof with respect to any Plan which is a Single‑Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(ii)        No Plan which is a Single-Employer Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no such plan which is subject to Section 412 of the Code failed to meet the requirements of Section 436 of the Code as of such last day.  Neither Seller nor any ERISA Affiliate thereof is subject to a Lien in favor of such a Plan as described in Section 430(k) of the Code or Section 303(k) of ERISA.

(iii)       Each Plan of Seller, each of its Subsidiaries and each of its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.

(iv)       Neither Seller nor any of its Subsidiaries has incurred a tax liability under Chapter 43 of the Code or a penalty under Section 502 of ERISA which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

(v)        Neither Seller nor any of its Subsidiaries nor any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(v)        Taxes.  Seller and its Subsidiaries have timely filed all tax returns that are required to be filed by them and have timely paid all Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.  There are no Liens for Taxes, except for statutory liens for Taxes not yet due and payable.

(w)       No Reliance.  Seller has made its own independent decisions to enter into the Facility Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(x)        Plan Assets.  Seller is not an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Assets are not “plan assets” within the meaning of 29 CFR §2510.3 101, as modified by Section 3(42) of ERISA, and transactions by or with Seller are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA or church plans within the meaning of Section 3(33) of ERISA.

(y)        No Prohibited Persons. Neither Seller nor any of its Affiliates, officers, directors, partners or members, is an entity or person (or to Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

(z)        Anti-Money Laundering Laws.  Seller has complied with all applicable anti money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

(aa)       Agency Approvals.  With respect to each Agency Security and to the extent necessary, Seller is an FHA Approved Mortgagee, a VA Approved Lender and approved by GNMA as an approved issuer. Seller is also approved by Fannie Mae as an approved seller/servicer and Freddie Mac as an approved seller/servicer, and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act.  In each such case, Seller is in good standing, with no event having occurred or Seller having any reason whatsoever to believe or suspect will occur, including, without limitation, a change in insurance coverage which would either make Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency.  Seller has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

(bb)       Assessment and Understanding.  Seller is capable of assessing the merits of (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks associated with this Repurchase Agreement and the Transactions associated therewith.  In addition, Seller is capable of assuming and does assume the risks of this Repurchase Agreement, the other Facility Documents and the Transactions associated herewith and therewith.

(cc)       Status of Parties.  Seller agrees that Buyer is not acting as a fiduciary for Seller or as an advisor to Seller in respect of this Repurchase Agreement, the other Facility Documents or the Transactions associated therewith.

SECTION 12.  COVENANTS

On and as of the date of this Repurchase Agreement and each Purchase Date and at all times until this Repurchase Agreement is no longer in force, Seller covenants as follows:

(a)       Preservation of Existence; Compliance with Law.  Seller shall:

(i)       Preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;

(ii)      Comply with all Requirements of Law, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

(iii)      Maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Facility Documents, and shall conduct its business strictly in accordance with applicable law;

(iv)      Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(v)       Permit representatives of Buyer, upon reasonable notice (unless an Event of Default has occurred and is continuing, in which case, no prior notice is required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer.

(b)       Taxes.  Seller shall timely file (including extensions) all tax returns that are required to be filed by it and shall timely pay all Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted with respect to which adequate reserves have been provided.

(c)       Notice of Proceedings or Adverse Change.  Seller shall give notice to Buyer:

(i)       immediately after a Responsible Officer of Seller has any knowledge of:

(A)       the occurrence of any Default or Event of Default;

(B)       any (a) default or event of default under any Indebtedness of Seller or (b) litigation, investigation, regulatory action or proceeding that is pending or threatened by or against Seller in any federal or state court or before any Governmental Authority which, if not cured or if adversely determined, would reasonably be expected to have a Material

Adverse Effect or constitute a Default or Event of Default, and (c) any Material Adverse Effect with respect to Seller;

(C)       any litigation or proceeding that is pending or threatened against (a) Seller in which the amount involved exceeds five percent (5%) of Seller’s Adjusted Tangible Net Worth and is not covered by insurance, in which injunctive or similar relief is sought, or which, would reasonably be expected to have a Material Adverse Effect and (b) any litigation or proceeding that is pending or threatened in connection with any of the Repurchase Assets, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(ii)       as soon as reasonably possible:

(A)       a material change in the Fidelity Insurance coverage of Seller, with a copy of evidence of same attached;

(B)       any material change in accounting policies or financial reporting practices of Seller, which may be accomplished as part of the financial reporting provided for under Section 12(d) hereof;

(C)       the termination or nonrenewal of any debt facilities of Seller in excess of $100,000,000 and which termination or nonrenewal is (1) not at the option of the Seller, or (2) as a result of the counterparty’s business decision to discontinue offering such debt facilities generally;

(D)       any Lien or security interest (other than security interests created hereby or under any other Facility Document or otherwise in favor of Buyer or its Affiliates) on, or claim asserted against, any of the Repurchase Assets; and

(E)       any other event, circumstance or condition that has resulted, or has a reasonable possibility of resulting, in a Material Adverse Effect.

(iii)       Promptly, but no later than two (2) Business Days after Seller receives any of the same, deliver to Buyer a true, complete, and correct copy of any schedule, report, notice, or any other document delivered to Seller by any Person pursuant to, or in connection with, any of the Repurchase Assets.

(iv)       Promptly, but no later than two (2) Business Days after Seller receives notice of the same, (A) any Mortgage Loan submitted for inclusion into an Agency Security and rejected by that Agency for inclusion in such Agency Security or (B) any Mortgage Loan submitted to a Takeout Investor (whole loan or securitization) and rejected for purchase by such Takeout Investor.

(d)       Financial Reporting.  Seller shall maintain a system of accounting established and administered in accordance with GAAP, and furnish to Buyer:

(i)      Within ninety (90) days after the close of each fiscal year, Financial Statements, including a statement of income and changes in shareholders’ equity of Seller for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of an accounting firm as to said financial statements;

(ii)      Within forty-five (45) days after the close of each month, unaudited balance sheets and income statements for such month;

(iii)      Simultaneously with the furnishing of each of the Financial Statements to be delivered pursuant to subsection (i)‑(ii) above, or monthly upon Buyer’s request, a Financial Officer’s Compliance Certificate and certified by an executive officer of Seller;

(iv)      Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of Seller as Buyer may reasonably request.

(e)      Visitation and Inspection Rights.  Seller shall permit Buyer to inspect, and take all other actions permitted under Section 17 hereof.

(f)      Reimbursement of Expenses.  Seller shall promptly reimburse Buyer for all expenses as the same are incurred by Buyer as required by Section 15(b) hereof.

(g)      Further Assurances.  Seller shall execute and deliver to Buyer all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that Buyer may reasonably request, in order to effectuate the transactions contemplated by this Repurchase Agreement and the Facility Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first‑priority of the security interests created or intended to be created hereby.  Seller shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority (or, in the case of Repurchase Assets for which a security interest is granted under the cross-collateralization clause in Section 8(a) hereof, such other priority as may be permitted under the applicable documents between the Seller or its Affiliates on the one hand and the Buyer or its Affiliates on the other hand) perfected security interest hereunder.  Without limiting the foregoing, Seller will comply with all rules, regulations, and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws.  Seller shall not allow any default for which Seller is responsible to occur under any Repurchase Assets or any Facility Document and Seller shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Facility Documents.

(h)      True and Correct Information.  All information contained in reports, exhibits, schedules, financial statements or certificates furnished by or on behalf of Seller or any of its Affiliates thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of Seller is and will be true and complete in all material respects and does not (or will not) omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.  All required financial statements, information and reports delivered by Seller to Buyer pursuant to this Repurchase Agreement shall be prepared in accordance with GAAP, or as applicable, to SEC filings, the appropriate SEC accounting requirements.

(i)      ERISA Events.

(i)       Promptly upon becoming aware of the occurrence of any Event of ERISA Termination which together with all other Events of ERISA Termination occurring within the prior twelve months involve a payment of money by or a potential aggregate liability of Seller or any ERISA Affiliate thereof or any combination of such entities in excess of five percent (5%) of Seller’s Adjusted Tangible Net Worth, Seller shall give Buyer a written notice specifying the nature thereof, what action Seller or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ii)       Promptly upon receipt thereof, Seller shall furnish to Buyer copies of (i) all notices received by Seller or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by Seller or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving withdrawal liability in excess of five percent (5%) of the Seller’s Adjusted Tangible Net Worth; and (iii) all funding waiver requests filed by Seller or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed, and all communications received by Seller or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

(j)       Financial Condition Covenants.  Seller shall at all times comply with each of the following:

(i)       Adjusted Tangible Net Worth. Seller shall maintain an Adjusted Tangible Net Worth of at least equal to the Minimum Tangible Net Worth.

(ii)      Indebtedness to Adjusted Tangible Net Worth Ratio. Seller’s ratio of Indebtedness (on and off balance sheet) to Adjusted Tangible Net Worth shall not exceed the Maximum Leverage Ratio.

(iii)    Maintenance of Liquidity.  The Seller shall ensure that at all times, it has cash (other than Restricted Cash) and Cash Equivalents in an amount not less than the Minimum Liquidity Amount.

(iv)       Minimum Profitability.  Seller shall not to permit its Net Income before taxes for at least one of the prior two calendar quarters to be less than the Minimum Profitability Threshold.

(k)       Hedging.  If requested by Buyer in writing, Seller shall enter into Interest Rate Protection Agreements, in an amount in accordance with Buyer’s reasonable written request, with Buyer or any Affiliate or other counterparties reasonably acceptable to Buyer, having terms with respect to protection against fluctuations in interest rates reasonably acceptable to Buyer. Seller may enter such Interest Rate Protection Agreements as part of Seller’s hedging strategies covering Seller’s mortgage loans and other assets other than the Purchased Assets.

(l)       No Adverse Selection.  Seller shall not select Eligible Mortgage Loans to be sold to Buyer as Purchased Assets using any type of adverse selection or other selection criteria which would adversely affect Buyer.

(m)       Servicer Approval.  Seller shall not cause the Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval will be deemed granted by Buyer with respect to Seller with the execution of this Repurchase Agreement.

(n)       Insurance.  Seller shall continue to maintain Fidelity Insurance in an aggregate amount at least equal to the applicable Agency minimum requirement.  Seller shall maintain Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets.  Seller shall notify Buyer of any material change in the terms of any such Fidelity Insurance.

(o)       Books and Records.  Seller shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.

(p)       Illegal Activities.  Seller shall not engage in any conduct or activity that could subject its assets to forfeiture or seizure.

(q)       Material Change in Business.  Seller shall not make any material change in the nature of its business as carried on at the date hereof.

(r)       Limitation on Dividends and Distributions.  Following an Event of Default or Default, Seller shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of Seller, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of Seller, either directly or indirectly, whether in cash or property or in obligations of Seller or any of Seller’s consolidated Subsidiaries.

(s)       Disposition of Assets; Liens.  Seller shall not create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever (other than any such interest granted or permitted pursuant to any other secured debt facility (including, without limitation, any facility documented as a repurchase agreement or similar purchase and sale agreement) between Seller or its Affiliates on the one hand and Buyer or Buyer’s Affiliates on the other) on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by this Repurchase Agreement; nor shall Seller cause any of the Purchased Assets to be sold, pledged, assigned or transferred.

(t)       Transactions with Affiliates.  Seller shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Repurchase Agreement, (b) in the ordinary course of Seller’s business and (c) upon fair and reasonable terms no less favorable to Seller, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(u)       ERISA Matters.

(i)           Seller shall not permit any event or condition which is described in the definition of “Event of ERISA Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of ERISA Termination occurring within the prior twelve months, involves the payment of money by or an incurrence of liability of Seller or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of five percent (5%) of Seller’s Adjusted Tangible Net Worth.

(ii)       Seller shall not be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and Seller shall not use “plan assets” within the meaning of 29 CFR §2510.3 101, as modified by Section 3(42) of ERISA, to engage in this Repurchase Agreement or the Transactions hereunder, and transactions by or with Seller are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to, any governmental plans within the meaning of Section 3(32) of ERISA or church plans within the meaning of Section 3(33) of ERISA.

(v)       Consolidations, Mergers and Sales of Assets.  Without Buyer’s prior written consent, Seller shall not (i) consolidate or merge with or into any other Person if after giving effect to such consolidation or merger such Person or Persons own fifty percent (50%) or more of such outstanding voting stock (or equivalent equity interests) or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person.

(w)       Monthly Servicing Report.  On the fifteenth (15th) day of each calendar month (or if such day is not a Business Day, the immediately preceding Business Day) or with such greater frequency as reasonably requested by Buyer, Seller will furnish to Buyer monthly electronic Mortgage Loan performance data, including, without limitation, an Asset Schedule, delinquency reports, pool analytic reports and static pool reports (i.e., delinquency, foreclosure and net charge off reports) and monthly stratification reports summarizing the characteristics of the Mortgage Loans.

(x)       Guarantees.  Without Buyer’s prior written consent, Seller shall not create, incur, assume or suffer to exist any Guarantees (such amount in excess of $250,000), except to the extent reflected in Seller’s financial statements or notes thereto.

(y)       Underwriting Guidelines.  Without the prior written consent of Buyer, Seller shall not amend or otherwise modify the Underwriting Guidelines except to the extent required by changes to Agency Guidelines and Requirements of Law.  Without limiting the foregoing, in the event that Seller makes any amendment or modification to the Underwriting Guidelines, Seller shall promptly deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines.

(z)       Agency Approvals; Servicing.  Seller shall maintain its status with Fannie Mae and GNMA as an approved lender and Freddie Mac as an approved seller/servicer, in each case in good standing (each such approval, an “Agency Approval”).  Should Seller, for any reason, cease to possess all such applicable Agency Approvals to the extent necessary, or should notification to the relevant Agency or to HUD, FHA or VA be required, Seller shall so notify Buyer immediately in writing.  Notwithstanding the preceding sentence, Seller shall take all necessary action to maintain all of its applicable Agency Approvals at all times during the term of this Repurchase Agreement and each outstanding Transaction.

(aa)       Takeout Payments.  With respect to each Committed Mortgage Loan, Seller shall arrange that all payments under the related Takeout Commitment be paid directly to Buyer at the account set forth in Schedule 4 hereof, or to an account approved by Buyer in writing prior to such payment. With respect to any Takeout Commitment to an Agency, if applicable, (1) with respect to the wire transfer instructions as set forth in Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery) such wire transfer instructions are identical to Buyer’s wire instructions or Buyer has approved such wire transfer instructions in writing in its sole discretion, or (2) the Payee Number set forth on Fannie Mae Form 1068 (Fixed‑Rate, Graduated-Payment, or Growing-Equity Asset Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Asset Schedule), as applicable, will be identical to the Payee Number that has been identified by Buyer in writing as Buyer’s Payee Number or Buyer will have previously approved the related Payee Number in writing in its sole discretion; with respect to any Takeout Commitment with an Agency, the applicable agency documents will list Buyer as sole subscriber, unless otherwise agreed to in writing by Buyer, in Buyer’s sole discretion.

(bb)       Most Favored Status.  Seller agrees that should Seller or any Affiliate thereof enter into a repurchase agreement, credit facility or other comparable agreement with any Person other than Buyer or an Affiliate of Buyer which by its terms provides more favorable terms to such Person with respect to any financial covenants (a “More Favorable Agreement”), the terms of this Repurchase Agreement shall be deemed automatically amended to include such more favorable terms contained in such More Favorable Agreement; provided, that in the event that such More Favorable Agreement is terminated, upon notice by Seller to Buyer of such termination, the original terms of this Repurchase Agreement shall be deemed to be automatically reinstated.  Seller each further agrees to execute and deliver any additional agreements or amendments to this Repurchase Agreement evidencing such more favorable terms, provided that the execution of such agreements or amendments will not be a precondition to the effectiveness thereof, but will merely be for the convenience of the parties hereto.  Promptly upon Seller or any Affiliate thereof entering into any such repurchase agreement, credit facility or other comparable agreement with any Person other than Buyer, Seller shall deliver notice to Buyer of such More Favorable Agreement.

SECTION 13.  EVENTS OF DEFAULT

If any of the following events (each an “Event of Default”) occurs, Seller and Buyer have the rights set forth in Section 14, as applicable:

(a)       Payment Default.  Seller (i) defaults in the payment of (A) any amount payable by it hereunder (other than amounts described in clause (B) below) or under any other Facility Document, (B) Expenses (and such failure to pay Expenses continues for more than three (3) Business Days) or (C) any other Obligations, when the same becomes due and payable, whether at the due date thereof, or by acceleration or otherwise (and such failure to pay such Obligations continues for more than three (3) Business Days) or (ii) is unable, as a result of a sovereign action or inaction (directly or indirectly), to perform any absolute or contingent obligation (A) to make a payment or transfer in respect of this Repurchase Agreement, any other Facility Document or any Transaction hereunder, (B) to receive a payment or transfer in respect of this Repurchase Agreement, any other Facility Document or any Transaction hereunder or (C) to comply with any other material provision of this Repurchase Agreement or any other Facility Document in relation to such Transaction.

(b)       Immediate Representation, Warranty and Covenant Default.  The failure of Seller to perform, comply with or observe any term, covenant or agreement applicable to Seller contained in any of Sections 11(g) (Purchased Assets),  (p) (Indebtedness),  (t) (Solvency) or Sections 12(a)(i) (Preservation of Existence),  (h) (True and Correct Information),  (j) (Financial Condition Covenants),  (p) (Illegal Activities),  (q) (Material Change in Business),  (r) (Limitations on Dividends and Distributions),  (s) (Disposition of Assets; Liens),  (t) (Transactions with Affiliates),  (u) (ERISA Matters),  (v) (Consolidations, Mergers and Sales of Assets),  (x) (Guarantees),  (z) (Agency Approvals; Servicing),  (aa) (Takeout Payments) or (bb) (Most Favored Status).

(c)       Representation and Warranty Breach.  Any representation, warranty or certification made or deemed made herein or in any other Facility Document (and not identified in clause (b) of this Section) by Seller or any certificate furnished to Buyer pursuant to the provisions hereof or thereof or any information with respect to the Mortgage Loans furnished in writing by on behalf of Seller proves to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which are considered solely for the purpose of determining the Market Value of the Purchased Assets; unless (i) Seller has made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by Buyer in its good faith discretion to be materially false or misleading on a regular basis).

(d)       Additional Covenant Defaults.  Seller fails to observe or perform any other covenant or agreement contained in this Repurchase Agreement (and not identified in clause (b) of this Section) or any other Facility Document; and, if such default is capable of being remedied, such failure to observe or perform continues unremedied for a period of five (5) Business Days.

(e)       Judgments.  A judgment or judgments for the payment of money in excess of five percent (5%) of Seller’s Adjusted Tangible Net Worth in the aggregate is rendered against Seller or any Affiliate thereof by one or more courts, administrative tribunals or other bodies having jurisdiction and the same is not satisfied, discharged (or provision is not made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof, and Seller or any Affiliate thereof will not, within said period of sixty (60) days, or such longer period during which execution of the same has been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal.

(f)       RBC Cross‑Default.  Any “event of default” or any other default which permits a demand for, or requires, the early repayment of obligations due by Seller or any Affiliate under any agreement with Buyer or any of its Affiliates (after the expiration of any applicable grace period under any such agreement) relating to any Indebtedness of Seller or any of its Affiliates owing to Buyer or any of its Affiliates, as applicable, shall have occurred and such “event of default” is not cured or waived by Buyer or the Affiliate prior to the expiration of the applicable grace period under any such agreement.

(g)       Third Party Cross-Default.  Any “event of default” or any other default which permits a demand for, or requires, the early repayment of obligations due by Seller or any of its Affiliates under any other agreement (after the expiration of any applicable grace period under any such agreement) relating to any other Indebtedness of Seller or any of its Affiliates, in excess of $25,000,000 shall have occurred and such “event of default” or other default is not cured or waived by the counterparty prior to the expiration of the applicable grace period under any such agreement; or

(h)       Insolvency Event.  An Insolvency Event has occurred with respect to Seller or any Affiliate thereof.

(i)       Enforceability.  For any reason, this Repurchase Agreement at any time shall not be in full force and effect or ceases to be enforceable in accordance with its terms, or any Lien granted pursuant thereto, or any Person (other than Buyer) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party thereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder.

(j)       Liens.  (i) Seller shall grant, or suffer to exist, any Lien on any Repurchase Asset (except any Lien in favor of Buyer or any Lien granted or permitted pursuant to any other secured debt facility (including, without limitation, any facility documented as a repurchase agreement or similar purchase and sale agreement) between Seller or its Affiliates on the one hand and Buyer or Buyer’s Affiliates on the other), (ii) it is determined that the Purchased Assets have not been sold to Buyer, or (iii) the Liens contemplated hereby are not first priority perfected Liens on any Repurchase Assets in favor of Buyer or are Liens in favor of any Person other than Buyer; provided however, Seller may cure such breach within one (1) Business Day after receiving notice of such Liens by repurchasing all such affected Purchased Assets.

(k)       Material Adverse Effect.  A Material Adverse Effect shall occur as determined by Buyer in its good faith discretion.

(l)       ERISA.  (i) Any Person engages in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 304 of ERISA), whether or not waived, exists with respect to any Plan or any Lien in favor of the PBGC or a Plan arises on the assets of Seller or any ERISA Affiliate, (iii) a Reportable Event occurs with respect to, or proceedings commence to have a trustee appointed, or a trustee is appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan terminates for purposes of Title IV of ERISA, (v) Seller or any ERISA Affiliate will, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition occurs or exists with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.

(m)       Change in Control.  A Change in Control has occurred without Buyer’s prior written consent.

(n)       Going Concern.  Seller’s audited financial statements or notes thereto or other opinions or conclusions stated therein is qualified or limited by reference to the status of Seller or any Affiliate thereof as a “going concern” or reference of similar import.

(o)       Investigations.  There occurs the initiation of any investigation, audit, examination or review of Seller or any Affiliate thereof by an Agency or any Governmental Authority relating to the origination, sale or servicing of Mortgage Loans by Seller or the business operations of Seller, with the exception of normally scheduled audits or examinations by Seller’s or any Affiliate’s regulators, and which investigation, audit, examination or review is reasonably likely to have a Material Adverse Effect.

SECTION 14.  REMEDIES

(a)       If an Event of Default occurs, the following rights and remedies are available to Buyer; provided, that an Event of Default is deemed to be continuing unless expressly waived by Buyer in writing.

(i)       At the option of Buyer, exercised by written notice to Seller, the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur.

(ii)       If Buyer exercises the option referred to in subsection (a)(i) of this Section,

(A)       Seller’s obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) thereupon becomes immediately due and payable; (2) all Income paid after such exercise or deemed exercise is retained by Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by Seller hereunder and (3) Seller will immediately deliver to Buyer any Purchased Assets subject to such Transactions then in Seller’s possession or control;;

(B)       to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction is increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post‑Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Assets applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section; and

(C)       all Income actually received by Buyer pursuant to Section 5 (excluding any Late Payment Fees paid pursuant to Section 5(a)) is applied to the aggregate unpaid Repurchase Price owed by Seller.

(iii)       Upon the occurrence of one or more Events of Default, Buyer has the right to obtain physical possession of all files of Seller relating to the Purchased Assets and the Repurchase Assets and all documents relating to the Purchased Assets which are then or may thereafter come in to the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer requests.  Buyer is entitled to specific performance of all agreements of Seller contained in the Facility Documents.

(iv)       At any time on the Business Day following notice to Seller (which notice may be the notice given under subsection (a)(i) of this Section) or on any Business Day thereafter, in the event Seller has not repurchased all Purchased Assets, Buyer may (A)  sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as Buyer may deem satisfactory any or all Purchased Assets and the Repurchase Assets subject to a such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets and the Repurchase Assets in an amount equal to the Market Value of the Purchased Assets and the Repurchase Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder.  The date of sale or giving such credit by Buyer may be determined by Buyer in its sole discretion and such date shall be considered the date of liquidation hereunder for all purposes, including without limitation Section 562 of the Bankruptcy Code.  Such credit shall be applied to the Repurchase Price as determined by Buyer in its sole discretion.

(v)       Seller will be liable to Buyer for (i) the amount of all legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Repurchase Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including but not limited to, the reasonable fees and expenses of counsel (including the allocated costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses, commissions and Breakage Costs) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(vi)       Buyer has, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

(vii)       The parties recognize that it may not be possible to sell or value all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid.  In view of the nature of the Purchased Assets the parties agree that sale or valuation of a Transaction or the underlying Purchased Assets may take a period of time following the accelerated Repurchase Date and does not require a public purchase or sale and that any good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly Buyer may elect the time and manner of selling any Purchased Asset and nothing contained herein shall obligate Buyer to sell or value any Purchased Asset on the accelerated Repurchase Date or to sell or value all Purchased Assets in the same manner or on the same Business Day or shall constitute a waiver of any right or remedy of Buyer.

(viii)       To the extent permitted by applicable law, the Seller waives all claims, damages and demands it may acquire against Buyer arising out of the exercise by Buyer of any rights hereunder after an Event of Default, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Buyer.  Seller agrees that any exercise by Buyer of Buyer’s rights and remedies pursuant to the terms of this Repurchase Agreement shall not, in themselves, constitute gross negligence or willful misconduct of Buyer.

(b)       Buyer may exercise one or more of the remedies available hereunder upon the occurrence of an Event of Default and/or at any time thereafter without notice to Seller.  All rights and remedies arising under this Repurchase Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(c)       Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process.  Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(d)       To the extent permitted by applicable law, Seller is liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder.  Interest on any sum payable by Seller to Buyer under this paragraph 14(d) is at a rate equal to the Post‑Default Rate.

(e)       Without limiting the rights of Buyer hereto to pursue all other legal and equitable rights available to Buyer for Seller’s failure to perform its obligations under this Repurchase Agreement, Seller acknowledges and agrees that the remedy at law for any failure to perform Obligations hereunder would be inadequate and Buyer is entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies does not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.

SECTION 15.  INDEMNIFICATION AND EXPENSES; RECOURSE

(a)       Seller shall hold Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind (including reasonable fees of counsel) which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Repurchase Agreement, any other Facility Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Facility Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct.  Without limiting the generality of the foregoing, Seller shall hold each Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Loans relating to or arising out of any Taxes incurred or assessed in connection with the ownership of the Mortgage Loans, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct.  In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, Seller shall save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller.  Seller also shall reimburse an Indemnified Party as and when billed by such Indemnified Party for all of the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Repurchase Agreement, any other Facility Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

(b)       Seller shall pay as and when billed by Buyer all of the reasonable, out-of-pocket costs and expenses incurred by Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Repurchase Agreement, any other Facility Document or any other documents prepared in connection herewith or therewith.  Seller shall pay as and when billed by Buyer all of the reasonable out of pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation filing fees and all the reasonable fees, disbursements and expenses of counsel to Buyer which amount shall be deducted from the Purchase Price paid for the first Transaction hereunder, subject to a cap of $100,000.  Subject to the limitations set forth in Section 17 hereof, Seller shall pay Buyer all the reasonable, out-of-pocket due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Mortgage Loans submitted by Seller for purchase under this Repurchase Agreement, including, but not limited to, those out-of-pocket costs and expenses incurred by Buyer pursuant to Sections 15(b) and 17 hereof, subject to an annual cap of $25,000 unless an Event of Default has occurred.

(c)       The obligations of Seller from time to time to pay the Repurchase Price and all other amounts due under this Repurchase Agreement are full recourse obligations of Seller.

SECTION 16.  SERVICING

(a)       Seller, on Buyer’s behalf, shall contract with Servicer to, or if Seller is the Servicer, it shall, service the Mortgage Loans consistent with the degree of skill and care that Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices.  The Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Mortgage Loans or any payment thereunder.  Buyer may terminate the servicing of any Mortgage Loan with the then existing Servicer in accordance with Section 16(e) hereof.

(b)       Seller shall cause the Servicer to hold or cause to be held all escrow funds collected by Seller with respect to any Purchased Assets in trust accounts and shall apply the same for the purposes for which such funds were collected.

(c)       Seller shall cause the Servicer to deposit all collections received by Seller on account of the Purchased Assets in the account set forth in Section 9 no later than two (2) Business Days following receipt.

(d)       Reserved.

(e)       Upon written notice, Buyer has the right with cause, or with respect to an Event of Default, as determined in its good faith discretion to immediately terminate the Servicer’s right to service the Purchased Assets without payment of any penalty or termination fee.  Seller shall cooperate in transferring the servicing of the Purchased Assets to a successor servicer appointed by Buyer in its good faith discretion.

(f)       If Seller should discover that, for any reason whatsoever, any entity responsible to Seller by contract for managing or servicing any such Purchased Asset has failed to perform fully Seller’s obligations under the Facility Documents or any of the obligations of such entities with respect to the Purchased Assets, Seller shall promptly notify Buyer.

(g)       For the avoidance of doubt, Seller retains no economic rights to the servicing of the Purchased Assets; provided that Seller shall continue to service the Purchased Assets hereunder as part of its Obligations hereunder.  As such, Seller expressly acknowledges that the Purchased Asset are sold to Buyer on a “servicing released” basis.

SECTION 17.  DUE DILIGENCE

(a)       Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Mortgage Loans and Seller, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior notice unless an Event of Default has occurred, in which case no notice is required, to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of Seller and/or Custodian.  Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans.  Seller acknowledges that Buyer has the right to conduct an on-site financial review on an annual basis. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may purchase Mortgage Loans from Seller based solely upon the information provided by Seller to Buyer in the Asset Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re‑generating the information used to originate such Mortgage Loan.  Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting.  Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Seller.  Seller further agrees that Seller shall pay all reasonable, out‑of‑pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 17, subject to an annual cap of $25,000 unless an Event of Default has occurred (“Due Diligence Costs”).

SECTION 18.  ASSIGNABILITY

The rights and obligations of the parties under this Repurchase Agreement and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer.  Subject to the foregoing, this Repurchase Agreement and any Transactions will be binding upon and will inure to the benefit of the parties and their respective successors and assigns.  Nothing in this Repurchase Agreement express or implied, gives to any Person, other than the parties to this Repurchase Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Repurchase Agreement. Buyer may from time to time assign all or a portion of its rights and obligations under this Repurchase Agreement and the other Facility Documents; pursuant to an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned.  Upon such assignment, (a) such assignee is a party hereto and to each of the other Facility Documents to the extent of the percentage or portion set forth in the Assignment and Acceptance, and will succeed to the applicable rights and obligations of Buyer hereunder (including the rights and obligations under Section 7 (including the provision of tax forms), and (b) Buyer will, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the other Facility Documents.  Seller shall continue to take directions solely from Buyer.  Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller, as long as such prospective assignee is bound by a nondisclosure agreement.

Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement and the other Facility Documents; provided, however, that (i) Buyer may sell no more than three (3) such participations without Seller’s written consent; (ii) Buyer’s obligations under this Repurchase Agreement will remain unchanged, (iii) Buyer will remain solely responsible to Seller for the performance of such obligations; and (iv) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Repurchase Agreement and the other Facility Documents except as provided in Section 7.

Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 18, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Seller or any of its Subsidiaries or to any aspect of the Transactions that has been furnished to Buyer by or on behalf of Seller or any of its Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

In the event Buyer assigns all or a portion of its rights and obligations under this Repurchase Agreement, the parties hereto agree to negotiate in good faith an amendment to this Repurchase Agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.

SECTION 19.  TRANSFER AND MAINTENANCE OF REGISTER.

(a)       Subject to acceptance and recording thereof pursuant to paragraph (b) of this Section 19, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder is a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of Buyer under this Repurchase Agreement.  Any assignment or transfer by Buyer of rights or obligations under this Repurchase Agreement that does not comply with this Section 19 will be treated for purposes of this Repurchase Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 18 hereof.

(b)       Buyer, on Seller’s behalf, shall maintain a register (the “Register”) on which it will record the Transactions outstanding hereunder and each Assignment and Acceptance. The Register will include the name and address of Buyer (including all assignees and successors) and the percentage or portion of such rights and obligations assigned.  The entries in the Register will be conclusive absent manifest error, and Seller shall treat each Person whose name is recorded in the Register as a buyer for all purposes of this Repurchase Agreement.

(c)       Buyer shall maintain a participation register (the “Participation Register”) on which it shall record each participation.  The Participation Register will include the names and addresses of Buyer (including all participants) and the percentage or portion of such rights and obligations participated. The entries in the Participation Register will be conclusive absent manifest error, and Seller shall treat each Person whose name is recorded in the Participation Register as a buyer for all purposes of this Repurchase Agreement. If Buyer sells a participation in its rights hereunder, it shall provide Seller, or maintain as agent of Seller, the information described in this paragraph and permit Seller to review such information as reasonably needed for Seller to comply with its obligations under this Repurchase Agreement or under any applicable Requirement of Law.

SECTION 20.  HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

Nothing in this Repurchase Agreement shall preclude Buyer from pledging its interest in the Purchased Assets and the related Repurchase Assets as permitted by the Facility Documents; provided, however, that no such pledge will relieve Buyer of any of its obligations hereunder, including but not limited to, its obligation to return to Seller the exact Purchased Assets and the related Repurchase Assets and not substitutes therefor.  Unless an Event of Default shall have occurred, no such pledge shall relieve Buyer of its obligations under the Facility Documents, including, without limitation, Buyer’s obligation to transfer Purchased Assets to the Seller pursuant to the terms of the Facility Documents.  Nothing contained in this Repurchase Agreement obligates Buyer to segregate any Purchased Assets or Repurchase Assets delivered to Buyer by Seller.

SECTION 21.  TAX TREATMENT

Each party to this Repurchase Agreement acknowledges that it is such party’s intent for purposes of U.S. federal, state and local income and franchise taxes, to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and that, in the absence of an Event of Default and Buyer’s exercise of remedies hereunder, the Purchased Assets are owned by Seller.  All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

SECTION 22.  SET‑OFF

In addition to any rights and remedies of Buyer hereunder and by law, Buyer has the right to set‑off and appropriate and apply against any Obligation from Seller, or any Affiliate thereof to Buyer or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit or the account of Seller, or any Affiliate thereof.  Buyer agrees promptly to notify Seller after any such set off and application made by Buyer; provided that the failure to give such notice will not affect the validity of such set off and application.

At all times, Buyer has the right, in each case until such time as Buyer determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Buyer would otherwise be obligated to pay, remit or deliver to Seller hereunder if an Event of Default or Default has occurred with respect to Seller.

SECTION 23.  TERMINABILITY

Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto, will survive the making of such representation and warranty, and Buyer will not be deemed to have waived any Default or Event of Default that may arise because any such representation or warranty has proved to be false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made.  Notwithstanding the occurrence of such Default or Event of Default, all of the representations and warranties and covenants hereunder will continue and survive.  The obligations of Seller under Sections 6,  7,  15 and 30 hereof will survive the termination of this Repurchase Agreement and the repayment of all Obligations.

SECTION 24.  NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Repurchase Agreement) shall be given or made in writing (including without limitation by telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as designated by such party in a written notice to each other party.  Except as otherwise provided in this Repurchase Agreement and except for notices given under Section 3 (which is effective only on receipt), all such communications are deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.  In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.

SECTION 25.  ENTIRE AGREEMENT; SEVERABILITY; SINGLE AGREEMENT

This Repurchase Agreement, together with the other Facility Documents, constitutes the entire understanding between Buyer and Seller with respect to the subject matter they cover and supersedes any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Assets.  By acceptance of this Repurchase Agreement, Buyer and Seller acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Repurchase Agreement or any other Facility Document.  Each provision and agreement herein will be treated as separate and independent from any other provision or agreement herein and will be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Buyer and Seller acknowledge that, and have entered into this Repurchase Agreement and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions.  Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations constitutes a default by it in respect of all Transactions hereunder, (ii) that each of them is entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction is deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

SECTION 26.  GOVERNING LAW

THIS REPURCHASE AGREEMENT IS GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 27.  SUBMISSION TO JURISDICTION; WAIVERS

EACH OF BUYER AND SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i)       SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER FACILITY DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii)       CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii)       AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER WILL HAVE BEEN NOTIFIED;

(iv)       AGREES THAT NOTHING HEREIN AFFECTS THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR LIMITS THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(v)       IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT, ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 28.  NO WAIVERS, ETC.

No failure on the part of Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Facility Document operates as a waiver thereof, nor does any single or partial exercise of any right, power or privilege under any Facility Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.  An Event of Default will be deemed to be continuing unless expressly waived by Buyer in writing.

SECTION 29.  WAIVER OF IMMUNITY

To the extent that Seller has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, Seller hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Repurchase Agreement or relating in any way to this Repurchase Agreement, the other Facility Documents or any Transaction hereunder.

SECTION 30.  CONFIDENTIALITY

(a)       Buyer and Seller hereby acknowledge and agree that all written or computer‑readable information provided by one party to the other regarding the terms set forth in any of the Facility Documents or the Transactions contemplated thereby (the “Confidential Terms”) will be kept confidential and will not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable Requirements of Law, (ii) any of the Confidential Terms are in the public domain other than due to a breach of the provisions of this Section 30, or (iii) in the event of an Event of Default Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Assets or otherwise to enforce or exercise Buyer’s rights hereunder.  Notwithstanding the foregoing or anything to the contrary contained herein or in any other Facility Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Seller may not disclose the name of or identifying information with respect to Buyer or any pricing terms (including, without limitation, the Pricing Rate, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of Buyer.

(b)       Notwithstanding anything in this Repurchase Agreement to the contrary, Seller shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Assets and/or any applicable terms of this Repurchase Agreement (the “Confidential Information”).  Seller understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and Seller agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws.  Seller shall implement such physical and other security measures necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of Buyer or any Affiliate of Buyer which Buyer holds (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Seller shall, at a minimum establish and maintain such data security program as is necessary to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information as set forth in the Code of Federal Regulations at 12 C.F.R. Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570.  Upon request, Seller shall provide evidence reasonably satisfactory to allow Buyer to confirm that Seller has satisfied its obligations as required under this Section.  Without limitation, this may include Buyer’s review of audits, summaries of test results, and other equivalent evaluations of Seller.  Seller shall notify Buyer immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of Buyer or any Affiliate of Buyer provided directly to Seller by Buyer or such Affiliate.  Seller shall provide such notice to Buyer by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.

SECTION 31.  INTENT

(a)       The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended, a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code, and that the pledge of the Repurchase Assets constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Repurchase Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.  Seller and Buyer further recognize and intend that this Repurchase Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).

(b)       Buyer’s right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Repurchase Agreement or otherwise exercise any other remedies pursuant to Section 14 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561; any payments or transfers of property made with respect to this Repurchase Agreement or any Transaction to satisfy a Margin Deficit is considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5).

(c)       The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)       It is understood that this Repurchase Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder constitutes a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)       This Repurchase Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 101(47), Section 555, Section 559 and Section 741 under the Bankruptcy Code.

(f)       Each party agrees that this Repurchase Agreement is intended to create mutuality of obligations between the parties, and as such, this Repurchase Agreement constitutes a contract which (i) is between both of the parties and (ii) places each party in the same right and capacity.

SECTION 32.  DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)       in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)       in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and,

(c)       in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

SECTION 33.  AUTHORIZATIONS

Any of the persons whose signatures and titles appear on Schedule 3 are authorized, acting singly, to act for Seller or Buyer, as the case may be, under this Repurchase Agreement.

SECTION 34.  AGENT.

Royal Bank of Canada is not registered as a broker dealer under the U.S. Securities Exchange Act of 1934.  RBC Capital Markets, LLC will act solely as agent for the parties to this Repurchase Agreement for Transactions and will have no obligations, by way of issuance, endorsement, guarantee or otherwise with respect to the performance of either party under such Transactions.  Royal Bank of Canada is not a member of the Securities Investor Protection Corporation.

SECTION 35.  MISCELLANEOUS

(a)       Counterparts.  This Repurchase Agreement may be executed in any number of counterparts, all of which taken together constitutes one and the same instrument, and each party hereto may execute this Repurchase Agreement by signing any such counterpart.

(b)       Captions.  The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

(c)       Acknowledgment.  Seller hereby acknowledges that:

(i)       it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Facility Documents;

(ii)       Buyer has no fiduciary relationship to Seller; and,

(iii)       no joint venture exists between Buyer and Seller.

(d)       Documents Mutually Drafted.  Seller and Buyer agree that this Repurchase Agreement and each other Facility Document prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents will not be construed against either party as the drafter thereof.

(e)       Conflicts.  In the event of any conflict between the terms of this Repurchase Agreement, any other Facility Document and any Transaction Confirmation, the documents control in the following order of priority: first, the terms of the Transaction Confirmation prevail and then the terms of the other Facility Documents prevail.

SECTION 36.  GENERAL INTERPRETIVE PRINCIPLES

For purposes of this Repurchase Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)       the terms defined in this Repurchase Agreement have the meanings assigned to them in this Repurchase Agreement and include the plural as well as the singular, and the use of any gender herein are deemed to include the other gender;

(b)       accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)       references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Repurchase Agreement;

(d)       a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule also applies to Paragraphs and other subdivisions;

(e)       the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Repurchase Agreement as a whole and not to any particular provision;

(f)       the term “include” or “including” means without limitation by reason of enumeration;

(g)       all times specified herein or in any other Facility Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and

(h)       all references herein or in any other Facility Document to “good faith” means good faith as defined in Section 1-201(19) of the UCC as in effect in the State of New York.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have entered into this Repurchase Agreement as of the date set forth above.

BUYER:

ROYAL BANK OF CANADA

By:	/s/ Johnathan King
Name: Johnathan King
Title: Managing Director

Address for Notices:
200 Vesey Street
New York, New York 10281
Attention: Marc Flamino
Telecopier No.: (212) 858-7437
Telephone No.: (212) 618-2523

Signature Page to Master Repurchase Agreement

SELLER:

PENNYMAC LOAN SERVICES, LLC

By:	/s/ Pamela Marsh
Name: Pamela Marsh
Title: Managing Director, Treasurer

Address for Notices:
3043 Townsgate Road
Westlake Village, CA 91361
Attention: Pamela Marsh/Kevin Chamberlain
Phone Number: (805) 330-6059/ (818) 746-2877
E-mail: pamela.marsh@pnmac.com;
kevin.chamberlain@pnmac.com

Signature Page to Master Repurchase Agreement

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES RE:  ELIGIBLE MORTGAGE LOANS

Seller represents and warrants to Buyer, with respect to each Mortgage Loan, that as of the Purchase Date for the purchase of any Purchased Assets by Buyer from Seller and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Facility Documents and any Transaction hereunder are in full force and effect, that the statements set out below are true and correct.  For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty will be deemed to have been cured with respect to a Mortgage Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan.  With respect to those representations and warranties which are made to the best of Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy will be deemed a breach of the applicable representation and warranty.

(a)       Mortgage Loans as Described.  The information set forth in the related Asset Schedule is complete, true and correct.

(b)       Payments Current.  All payments required to be made up to the close of business on the closing date for such Mortgage Loan under the terms of the Mortgage Note have been made and credited.  No payment required under the Mortgage Loan is delinquent nor has any payment under the Mortgage Loan been delinquent at any time since the origination of the Mortgage Loan.  The first Monthly Payment shall be made, or has been made, with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note.

(c)       No Outstanding Charges.  There are no defaults in complying with the terms of the Mortgage, and all delinquent taxes, ground rents, water charges, sewer rents, governmental assessments, municipal charges, insurance premiums, leasehold payments, including assessments payable in future installments or other outstanding charges affecting the related Mortgaged Property.  Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is later, to the day which precedes by one month the Due Date of the first installment of principal and interest.

(d)       Original Terms Unmodified.  The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, recorded in the applicable public recording office if necessary to maintain the lien priority of the Mortgage, and which have been delivered to the related Custodian; the substance of any such waiver, alteration or modification has been approved by the insurer under the primary mortgage guaranty insurance policy, if any, and the title insurer, to the extent required

Schedule 1-1

by the related policy, and is reflected on the related final Asset Schedule.  No instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the insurer under the primary mortgage guaranty insurance policy, if any, the title insurer, to the extent required by the policy, and which assumption agreement has been delivered to Custodian and the terms of which are reflected in the related final Asset Schedule.

(e)       No Defenses.  The Mortgage Note and the Mortgage are not subject to any right of rescission, set‑off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set‑off, counterclaim or defense, including without limitation the defense of usury and no such right of rescission, set‑off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated.

(f)       Hazard Insurance.  The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by Seller as of the date of origination consistent with the Underwriting Guidelines, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Mortgage Loan, or (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines.  If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974.  All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without thirty (30) days’ prior written notice to the mortgagee.  No such notice has been received by Seller.  All premiums on such insurance policy have been paid.  The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor.  Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development.  The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect.  Seller has not engaged in, and has no knowledge of the

Schedule 1-2

Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(g)       Compliance with Applicable Law.  Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws and unfair and deceptive practices laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements.

(h)       No Satisfaction of Mortgage.  The Mortgage has not been satisfied, cancelled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would affect any such satisfaction, cancellation, subordination, rescission or release.  Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.

(i)       Valid First Lien.  The Mortgage is a valid, subsisting, enforceable and perfected with respect to each first lien Mortgage Loan, first priority lien and first priority security interest, on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing.  The lien of the Mortgage is subject only to:

(i)       the lien of current real property taxes and assessments not yet due and payable;

(ii)      covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in Buyer’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

(iii)      other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Schedule 1-3

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and Seller has full right to pledge and assign the same to Buyer.  The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage.

(j)       Validity of Mortgage Documents.  The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms.  All parties to the Mortgage Note, the Mortgage and any other related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by the applicable related parties.  The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading.  No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan.  Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.  To the best of Seller’s knowledge, except as disclosed to Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed.

(k)       Full Disbursement of Proceeds.  The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on‑site or off‑site improvement and as to disbursements of any escrow funds therefor have been complied with.  All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid, and the Mortgagor is not entitled to any refund of any amounts paid or due to the mortgagee pursuant to the Mortgage Note or Mortgage.

(l)       Ownership.  Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to Buyer, Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to Custodian or Buyer, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan.  The Mortgage Loan is not assigned or pledged, and Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Repurchase Agreement and following the sale of each Mortgage Loan, Buyer will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest,

Schedule 1-4

lien, pledge, charge, claim or security interest except for the security interest created pursuant to the terms of this Repurchase Agreement.

(m)       Doing Business.  All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state.

(n)       Title Insurance.  The Mortgage Loan is covered by an American Land Title Association buyer’s title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California, a California Land Title Association buyer’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage, as applicable in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (a), (b) and (c) of paragraph (i) of this Schedule 1, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment.  Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance.  Additionally, such buyer’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein.  The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading.  Seller, its successors and assigns, are the sole insureds of such buyer’s title insurance policy, and such buyer’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the Transactions contemplated by this Repurchase Agreement.  No claims have been made under such buyer’s title insurance policy, and no prior holder or servicer of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such buyer’s title insurance policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(o)       No Defaults.  There is no default, breach, violation or event  which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration.

Schedule 1-5

(p)       No Mechanics’ Liens.  There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or which rank equally with, the lien of the related Mortgage.

(q)       Location of Improvements; No Encroachments.  All improvements which were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property.  No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation.

(r)       Origination.  The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority.  Principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan.  The Mortgage Interest Rate as well as the lifetime rate cap and the periodic cap are as set forth on the Asset Schedule.  The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to adjustable rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than 30 years from commencement of amortization.  The Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note. The origination date is no earlier than ninety (90) days prior to the related Purchase Date.

(s)       Payment Provisions.  Principal payments on the Mortgage Loan commenced no more than sixty (60) days after the proceeds of the Mortgage Loan were disbursed.  The Mortgage Loan bears interest at the Mortgage Interest Rate.  With respect to each Mortgage Loan, the Mortgage Note is payable on the day of each month specified in the Note in Monthly Payments, which, in the case of a fixed rate Mortgage Loan, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and, in the case of an adjustable rate Mortgage Loan, are changed on each adjustment date, and in any case, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate.  The Mortgage Note does not permit negative amortization. There are no convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note.

(t)       Customary Provisions.  The Mortgage Note has a stated maturity.  The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure.  Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property

Schedule 1-6

pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property.  There is no homestead or other exemption or other right available to the Mortgagor or any other person, or restriction on Seller or any other person, including without limitation, any federal, state or local, law, ordinance, decree, regulation, guidance, attorney general action, or other pronouncement, whether temporary or permanent in nature, that would interfere with, restrict or delay, either (y) the ability of Seller, Buyer or any servicer or any successor servicer to sell the related Mortgaged Property at a trustee's sale or otherwise, or (z) the ability of Seller, Buyer or any servicer or any successor servicer to foreclose on the related Mortgage.  The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae. The Mortgaged Property has not been subject to any bankruptcy proceeding or foreclosure proceeding and the Mortgagor has not filed for protection under applicable bankruptcy laws.

(u)       Collection Practices; Escrow Deposits; Interest Rate Adjustments.  The origination and collection practices used by Seller with respect to each Mortgage Note and Mortgage have been in all respects legal, proper, prudent and customary in the mortgage origination and servicing industry.  The Mortgage Loan has been serviced by Seller and any predecessor servicer in accordance with the terms of the Mortgage Note.  With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made.  No escrow deposits or Escrow Payments or other charges or payments due Seller have been capitalized under any Mortgage or the related Mortgage Note and no such escrow deposits or Escrow Payments are being held by Seller for any work on a Mortgaged Property which has not been completed.  All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note.  Any interest required to be paid pursuant to state and local law has been properly paid and credited.

(v)       Debt to Income. No Mortgage Loan has a DTI (“debt-to-income” ratio) in excess of the Maximum DTI.

(w)       Conformance with Underwriting Standards.  The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines in effect at the time the Mortgage Loan was originated.

(x)       No Additional Collateral.  The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage referred to in (j) above.

(y)       Appraisal.  The Mortgage File contains an appraisal of the related Mortgaged Property which satisfied the standards of Fannie Mae and Freddie Mac and was made and signed, prior to the approval of the Mortgage Loan application, by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, whose compensation is not affected by the approval or disapproval of the Mortgage Loan and who met the minimum qualifications of Fannie Mae and Freddie Mac.  Each appraisal of the Mortgage Loan was made in accordance with the

Schedule 1-7

requirements of Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated, or with respect to a HARP Mortgage Loan, a duly executed property inspection waiver, fieldwork waiver, or other such similar document as required by the applicable Agency.

(z)       Deeds of Trust.  In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(aa)     Delivery of Mortgage Documents.  The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to Custodian.  Seller is in possession of a complete, true and accurate Mortgage File, except for such documents the originals of which have been delivered to Custodian.

(bb)    No Buydown Provisions; No Graduated Payments or Contingent Interests.  No Mortgage Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a “buydown” provision.  The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

(cc)     Mortgagor Acknowledgment.  The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of fixed rate mortgage loans and adjustable rate mortgage loans and rescission materials with respect to refinanced Mortgage Loans, and such statement is and will remain in the Mortgage File.

(dd)     No Construction Loans.  No Mortgage Loan was made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the trade‑in or exchange of a Mortgaged Property.

(ee)     Acceptable Investment.  Seller has no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that can reasonably be expected to cause the Mortgage Loan to be an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value of the Mortgage Loan.

(ff)     LTV, PMI Policy.  No Mortgage Loan has an LTV (“loan-to-value” ratio) or CLTV (“combined loan-to-value” ratio) in excess of the applicable Maximum LTV. Each Mortgage Loan with an LTV at origination in excess of 80% is and will be subject to a primary mortgage guaranty insurance policy, issued by a Qualified Insurer, which insures that portion of the Mortgage Loan in excess of the portion of the Appraised Value of the Mortgaged Property required by Fannie Mae.  All provisions of such primary mortgage guaranty insurance policy

Schedule 1-8

have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid.  Any Mortgage subject to any such primary mortgage guaranty insurance policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith.  The Mortgage Interest Rate for the Mortgage Loan does not include any such insurance premium.  The LTV of any HARP Mortgage Loan is no greater than 125% if such Mortgage Loan is (i) a fixed-rate Mortgage Loan with a term in excess of 30 years, or (ii) an adjustable-rate Mortgage Loan with an initial fixed period greater than or equal to five years, unless otherwise approved by Buyer in its sole discretion.

(gg)     Capitalization of Interest.  The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(hh)     No Equity Participation.  No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property.  The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(ii)     Proceeds of Mortgage Loan.  The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent of Seller, except in connection with a refinanced Mortgage Loan.

(jj)     No Exception.  Custodian has not noted any material exceptions on a Custodial Exception Report with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or Buyer’s interest in the Mortgage Loan.

(kk)     Occupancy of Mortgaged Property.  The Mortgaged Property is lawfully occupied under applicable law; all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities.

(ll)     No Misrepresentation or Fraud.  No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of any person, including without limitation the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan.

(mm) Transfer of Mortgage Loans.  Except with respect to Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(nn)  Consolidation of Future Advances.  Any principal advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.  The lien of the Mortgage securing the

Schedule 1-9

consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac.  The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(oo)     No Balloon Payment.  No Mortgage Loan has a balloon payment feature.

(pp)     Condominiums/ Planned Unit Developments.  If the residential dwelling on the Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project meets the eligibility requirements of Fannie Mae and Freddie Mac including Fannie Mae eligibility requirements for sale to Fannie Mae or is located in a condominium or planned unit development project which has received Fannie Mae project approval and the representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been made and remain true and correct in all respects.

(qq)     Downpayment.  The source of the down payment with respect to each Mortgage Loan has been fully verified by Seller or the correspondent of Seller.

(rr)     Calculation of Interest.  Interest on each Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months.

(ss)     Mortgaged Property Undamaged; No Condemnation Proceedings.  There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair.

(tt)     No Violation of Environmental Laws.  The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.  There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property.

(uu)     Location and Type of Mortgaged Property.  The Mortgaged Property is a fee simple property located in the state identified in the Asset Schedule and consists of a parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a low-rise condominium project, or an individual unit in a planned unit development, provided, however, that any condominium project or planned unit development conforms with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings, and no residence or dwelling is a mobile home or a manufactured dwelling.  No portion of the Mortgaged Property is used for commercial purposes.

Schedule 1-10

(vv)     Due on Sale.  The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(ww)     Servicemembers Civil Relief Act of 2003.  The Mortgagor has not notified Seller, and Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.

(xx)     No Denial of Insurance.  No action, inaction, or event has occurred and no state of fact exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable pool insurance policy, special hazard insurance policy, primary mortgage guaranty insurance policy or bankruptcy bond, irrespective of the cause of such failure of coverage.  In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by Seller or any designee of Seller or any corporation in which Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance.  Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of Buyer in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of Buyer.

(yy)     Credit Information.  As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91‑508) or other credit information furnished by Seller to Buyer, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to Buyer and Buyer is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage.  Seller holds Buyer harmless from any and all damages, losses, costs and expenses (including attorney’s fees) arising from disclosure of credit information in connection with Buyer’s secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto.

(zz)     Leaseholds.  If the Mortgage Loan is secured by a long‑term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor’s consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee’s default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre‑established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice.

Schedule 1-11

(aaa)     Prepayment Penalty.  No Mortgage Loan is subject to a prepayment penalty.

(bbb)    Predatory Lending Regulations; High Cost Loans. No Mortgage Loan (i) is classified as a High Cost Mortgage Loan, (ii) is subject to any law, regulation or rule that (A) imposes liability on a mortgagee or a lender to a mortgagee for upkeep to a Mortgaged Property prior to completion of foreclosure thereon, or (B) imposes liability on a lender to a mortgagee for acts or omissions of the mortgagee or otherwise defines a mortgagee in a manner that would include a lender to a mortgagee, or (iii) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions).

(ccc)   Tax Service Contract.  Seller has obtained a life of loan, transferable real estate tax service contract with an approved tax service contract provider on each Mortgage Loan and such contract is assignable without penalty, premium or cost to Buyer.

(ddd)  Flood Certification Contract.  Seller has obtained a life of loan, transferable flood certification contract for each Mortgage Loan and such contract is assignable without penalty, premium or cost to Buyer.

(eee)  Recordation.  Each original Mortgage was recorded and, except for those Mortgage Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to Buyer) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of Seller, or is in the process of being recorded.

(fff)  Simple Interest Mortgage Loans.  None of the Mortgage Loans is a simple interest Mortgage Loans.

(ggg)  Compliance with Anti‑Money Laundering Laws.  Seller has complied with all applicable anti‑money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti‑Money Laundering Laws”); Seller has established an anti‑money laundering compliance program as required by the Anti‑Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti‑Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti‑Money Laundering Laws.

(hhh)  Located in U.S.  No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Purchased Asset is located in any jurisdiction other than in one of the fifty (50) states of the United States of America or the District of Columbia.

(iii)     Servicing Practices.       Each Mortgage Loan has been serviced in all material respects in compliance with those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

Schedule 1-12

(jjj)      Single-Premium Credit Life Insurance.       None of the proceeds of the Mortgage Loan were used to finance single-premium credit insurance policies.

(kkk)   FICO.  No Mortgage Loan has a FICO score below the Minimum FICO Score.

(lll)     Government Subsidy Program.  No Mortgage Loan is subject to any governmental subsidy program.

(mmm)Litigation.  There is no litigation, proceeding, governmental investigation or class action lawsuit existing or pending or to the knowledge of Seller threatened, or any order, injunction, decree or settlement agreement outstanding, relating to or arising out of the Mortgage Loan, nor does Seller know of any basis for any such litigation, proceeding, governmental investigation or class action lawsuit.

(nnn)  FHA Mortgage Insurance; VA Loan Guaranty.  With respect to the FHA Loans, the FHA Mortgage Insurance Contract is or eligible to be in full force and effect and there exists no impairment to full recovery without indemnity to HUD or the FHA under FHA Mortgage Insurance.  With respect to the VA Loans, the VA Loan Guaranty Agreement is in full force and effect to the maximum extent stated therein.  All necessary steps have been taken to keep such guaranty or insurance valid, binding and enforceable and each is the binding, valid and enforceable obligation of the FHA and the VA, respectively, to the full extent thereof, without surcharge, set off or defense.  Each FHA Loan and VA Loan was originated in accordance with the criteria of an Agency for purchase of such Mortgage Loans.

(ooo)  Qualified Mortgage.  Notwithstanding anything to the contrary set forth in this Repurchase Agreement, on and after January 10, 2014 (or such later date as the relevant regulations may go into effect) (i) before the consummation of each Mortgage Loan, the originator made a reasonable and good faith determination that the Mortgagor has a reasonable ability to repay the loan according to its terms, and that at a minimum, the originator underwrote the loan in accordance with the eight underwriting factors set forth in 12 CFR 1026.43(c); and (ii) each Mortgage Loan is a “Qualified Mortgage” as defined in 12 CFR 1026.43(e), and in particular: (A) each loan provides for regular, substantially equal periodic payments (allowing for payment changes on adjustable rate mortgages or loans with step rate features) and does not result in negative amortization, allow the consumer to defer repayment of principal or result in balloon payments; (B) the loan term does not exceed 30 years and (C) for loans with note amounts of $100,000 or greater, the total points and fees do not exceed 3% of the total loan amount.

(ppp)  Borrower Benefit.  Each HARP Mortgage Loan, as of the date of origination, meets the borrower benefit requirements as defined by the Agency.

(qqq)  TRID. With respect to each Mortgage Loan where the Mortgagor’s loan application for the Mortgage Loan was taken on or after October 3, 2015, such Mortgage Loan was originated in compliance with the TILA-RESPA Integrated Disclosure Rule.

Schedule 1-13

SCHEDULE 2

CURRENT INDEBTEDNESS

SEE ATTACHED

Schedule 2-1

SCHEDULE 3

AUTHORIZED REPRESENTATIVES

SELLER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Seller under this Agreement:

Authorized Representatives for execution of Program Agreements and amendments

Name	Title	Authorized Signature
Pamela Marsh	Managing Director, Treasurer

Authorized Representatives for execution of Transaction Requests and day-to-day operational functions

Name	Title	Authorized Signature
Maurice Watkins	Managing Director, Capital Markets
Thomas Rettinger	Managing Director, Portfolio Risk Management
Kevin Chamberlain	Senior Vice President, Treasury
Angela Everest	Authorized Representative
Adeshola Makinde	Authorized Representative

Schedule 3-1

Schedule 4

WIRING INSTRUCTIONS

Seller’s Wire Instructions:

Account #: *********
ABA #: *********
Bank name: City National Bank
Bank Address: 555 S Flower Street, Los Angeles, CA 90071
Account Name: PLS Loan Funding account

Buyer’s Wire Instructions: See attached

Bank:
ABA No.:
Account No.:
Reference:

These wiring instructions may not be changed except by an authorized representative of Buyer or Seller, as applicable.  Buyer shall be entitled to rely on these wiring instructions without further inquiry or verification.

Schedule 4-1

EXHIBIT A

TRANSACTION CONFIRMATION

[_______] [___], 201[_]

PennyMac Loan Services, LLC
3043 Townsgate Road

Westlake Village, CA 91361

Attention: [________]
Confirmation No.:_____________________

Ladies/Gentlemen:

This letter confirms our agreement to purchase from you the Eligible Mortgage Loans listed in [Appendix I hereto], pursuant to the Master Repurchase Agreement governing purchases and sales of Mortgage Loans between us, dated as of September 19, 2016 (the “Agreement”), as follows:

Purchase Date: ________  __, _____

Mortgage Loans to be Purchased:  See Appendix I hereto.

Aggregate Principal Amount of Purchased Assets:

Asset Value:

Purchase Price:

Purchase Price Percentage:

Adjusted LIBOR Rate:

Pricing Spread:

Repurchase Date:

[Repurchase Price:]

ROYAL BANK OF CANADA

By:
Name:
Title: Authorized Signatory

Exhibit A-1

Accepted and Agreed:

PENNYMAC LOAN SERVICES, LLC

By:
Name:
Title:

Exhibit A-2

EXHIBIT B

RESERVED

Exhibit B-1

EXHIBIT C

FORM OF SECRETARY’S CERTIFICATE AND RESOLUTIONS

Certificate of an Officer of Seller

The undersigned, ____________ of PennyMac Loan Services, LLC, a Delaware limited liability company (the “Seller”), hereby certifies as follows:

Attached hereto as Exhibit A is a true, correct and complete copy of the formation documents of the Seller, as certified by the Secretary of State of the State of Delaware.

Neither any amendment to the formation documents of the Seller nor any other charter document with respect to the Seller has been filed, recorded or executed since [_______ __], 2016, and no authorization for the filing, recording or execution of any such amendment or other charter document is outstanding.

Attached hereto as Exhibit B is a true, correct and complete copy of the By‑laws of the Seller as in effect as of the date hereof and at all times since [________], 2016.

Attached hereto as Exhibit C is a true, correct and complete copy of resolutions adopted by the Board of Directors of the Seller by unanimous written consent on [_________ __], 20[__] (the “Resolutions”). The Resolutions have not been further amended, modified or rescinded and are in full force and effect in the form adopted, and they are the only resolutions adopted by the Board of Directors of the Seller or by any committee of or designated by such Board of Directors relating to the execution and delivery of, and performance of the transactions contemplated by the Master Repurchase Agreement dated as of September 19, 2016 (the “Repurchase Agreement”), between Seller, and Royal Bank of Canada (the “Buyer”) and the Custodial Agreement dated as of September 19, 2016, among Seller, Buyer and Deutsche Bank Trust Company Americas, as custodian (the “Custodian”).

The Repurchase Agreement and the Custodial Agreement are substantially in the form approved by the Resolutions or pursuant to authority duly granted by the Resolutions.

The undersigned, as officers of the Seller or as attorney‑in‑fact, are authorized to and have signed manually the Repurchase Agreement, the Custodial Agreement or any other document delivered in connection with the transactions contemplated thereby, were duly elected or appointed, were qualified and acting as such officer or attorney-in-fact at the respective times of the signing and delivery thereof, and were duly authorized to sign such document on behalf of the Seller, and the signature of each such person appearing opposite such person’s name below is the genuine signature of each such person.

Name	Title	Signature

Exhibit C-1

IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate as of the _____ day of __________________, 2016.

PENNYMAC LOAN SERVICES, LLC, as Seller

By:
Name:
Title:

Exhibit C-2

Exhibit C to Officer’s Certificate of Seller

CORPORATE RESOLUTIONS OF SELLER

Action of the Board of Directors
Without a Meeting Pursuant to
Section ______ of ________

The undersigned, being [all of] the directors of PennyMac Loan Services, LLC, a limited liability company (the “Seller”), do hereby consent to the taking of the following action without a meeting and do hereby adopt the following resolutions by written consent pursuant to Section [____________] of [______________] of the State of [__________]:

WHEREAS, it is in the best interests of Seller to transfer from time to time to Buyer Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans at a date certain or on demand, against the transfer of funds by Seller pursuant to the terms of the Repurchase Agreement (as defined below).

NOW, THEREFORE, be it:

RESOLVED, that the execution, delivery and performance by Seller of the Master Repurchase Agreement (the “Repurchase Agreement”) to be entered into by Seller and Royal Bank of Canada, as Buyer, substantially in the form of the draft dated September 19, 2016, attached hereto as Exhibit A, are hereby authorized and approved and that the [President] or any [Vice President] (collectively, the “Authorized Officers”) of Seller be and each of them hereby is authorized and directed to execute and deliver the Repurchase Agreement to Buyer with such changes as the officer executing the same approves, such execution and delivery thereof to be conclusive evidence of such approval;

RESOLVED, that the execution, delivery and performance by Seller of the other Facility Documents to be entered into by Seller are hereby authorized and approved and that the Authorized Officers of Seller be and each of them hereby is authorized and directed to execute and deliver the Facility Documents to Buyer with such changes as the officer executing the same shall approve, his execution and delivery thereof to be conclusive evidence of such approval;

RESOLVED, that the Authorized Officers hereby are, and each hereby is, authorized to execute and deliver all such aforementioned agreements and any other agreements with Buyer or its Affiliates, whether or not related to the  aforementioned agreements, on behalf of Seller and to do or cause to be done, in the name and on behalf of Seller, any and all such acts and things, and to execute, deliver and file in the name and on behalf of Seller, any and all such agreements, applications, certificates, instructions, receipts and other documents and instruments, as such Authorized Officer may deem necessary, advisable or appropriate in order to carry out the purposes of the foregoing resolutions.

RESOLVED, that the proper officers, agents and counsel of Seller are, and each of such officers, agents and counsel is, hereby authorized for and in the name and on behalf of

Exhibit C-3

Seller to take all such further actions and to execute and deliver all such other agreements, instruments and documents, and to make all governmental filings, in the name and on behalf of Seller and such officers are authorized to pay all such fees, taxes and expenses, as advisable in order to fully carry out the intent and accomplish the purposes of the resolutions heretofore adopted hereby.

Dated as of:    [___________ ___], 2016

Exhibit C-4

EXHIBIT D

FORM OF POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that PennyMac Loan Services, LLC (“Seller”) hereby irrevocably constitutes and appoints Royal Bank of Canada (“Buyer”) and any officer or agent thereof, with full power of substitution, as its true and lawful attorney‑in‑fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name or otherwise, from time to time in Buyer’s discretion:

(a)       to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any assets purchased by Buyer under the Master Repurchase Agreement (as amended, restated or modified) dated September 19, 2016 (the “Assets”) and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to such Assets whenever payable;

(b)       to pay or discharge taxes and liens levied or placed on or threatened against the Assets;

(c)       (i) to direct any party liable for any payment under any Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer directs; (ii) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Assets; (iii) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Assets; (iv) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Assets or any proceeds thereof and to enforce any other right in respect of any Assets; (v) to defend any suit, action or proceeding brought against Seller with respect to any Assets; (vi) to settle, compromise or adjust any suit, action or proceeding described in clause (v) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (vi) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Assets and Buyer’s Liens thereon and to effect the intent of the Repurchase Agreement, all as fully and effectively as Seller might do;

(d)       for the purpose of carrying out the transfer of servicing with respect to the Assets from Seller to a successor servicer appointed by Buyer in its good faith discretion and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such transfer of servicing, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by Seller, to, in the name of Seller or its own name, or otherwise, prepare and send or cause to be sent “good‑bye” letters to all mortgagors under the Assets, transferring the

Exhibit D-1

servicing of the Assets to a successor servicer appointed by Buyer in its good faith discretion; and

(e)       for the purpose of delivering any notices of sale to mortgagors or other third parties, including without limitation, those required by law.

Seller hereby ratifies all that said attorneys lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and is irrevocable.

Seller also authorizes Buyer, from time to time, to execute, in connection with any sale, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Assets.

The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Assets and do not impose any duty upon it to exercise any such powers.  Buyer is accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents are responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF IS INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION HAS BEEN RECEIVED BY SUCH THIRD PARTY.

[SIGNATURE PAGES FOLLOW]

Exhibit D-2

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed as a deed this ______ day of ____________, 2016.

PENNYMAC LOAN SERVICES, LLC

By:
Name:
Title:

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA

COUNTY OF ______________

On ______________________, 20__, before me, ____________________________, a Notary Public, personally appeared ______________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature ________________________________

(Seal)

Exhibit D-3

EXHIBIT E

FORM OF SELLER’S FINANCIAL OFFICER’S COMPLIANCE CERTIFICATE

I, ___________________, do hereby certify that I am the [duly elected, qualified and authorized] [CFO/TREASURER/FINANCIAL OFFICER] of PennyMac Loan Services, LLC (“Seller”).  This Certificate is delivered to you in connection with Section 12(c) of the Master Repurchase Agreement dated as of September 19, 2016, between Seller and Royal Bank of Canada (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), as the same may have been amended from time to time.  I hereby certify that, as of the date of the financial statements attached hereto and as of the date hereof, Seller is and has been in compliance with all the terms of the Agreement and, without limiting the generality of the foregoing, I certify that:

Adjusted Tangible Net Worth. Seller has maintained an Adjusted Tangible Net Worth of at least equal to the Minimum Tangible Net Worth.

Indebtedness to Adjusted Tangible Net Worth Ratio. Seller’s ratio of Indebtedness (on and off balance sheet) to Adjusted Tangible Net Worth has not exceeded the Maximum Leverage Ratio.

Maintenance of Liquidity.  The Seller has ensured that at all times, it has cash (other than Restricted Cash) and Cash Equivalents in an amount not less than the Minimum Liquidity Amount.

Minimum Profitability.  Seller has not permitted its Net Income before taxes for at least one of the prior two calendar quarters to be less than One Dollar ($1).

Financial Statements.  The financial statements attached hereto are accurate and complete, accurately reflect the financial condition of Seller, and do not omit any material fact as of the date(s) thereof.

Documentation.  Seller has performed the documentation procedures required by its operational guidelines with respect to endorsements and assignments, including the recordation of assignments, or has verified that such documentation procedures have been performed by a prior holder of such Mortgage Loan.

Compliance.  Seller has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition, contained in the Agreement and the other Facility Documents to be observed, performed and satisfied by it.  [If a covenant or other agreement or condition has not been complied with, Seller shall describe such lack of compliance and provide the date of any related waiver thereof.]

No Default.  No Default or Event of Default has occurred or is continuing.  [If any Default or Event of Default has occurred and is continuing, Seller shall describe the same in reasonable detail and describe the action Seller has taken or proposes to take with respect thereto, and if such Default or Event of Default has been

Exhibit E-1

expressly waived by Buyer in writing, Seller shall describe the Default or Event of Default and provide the date of the related waiver.]

Indebtedness.  All Indebtedness (other than Indebtedness evidenced by the Repurchase Agreement) of Seller existing on the date hereof is listed on Schedule 2 hereto.

Exhibit E-2

IN WITNESS WHEREOF, I have set my hand this _____ day of ________, ________.

PennyMac Loan Services, LLC, as Seller

By:
Name:
Title:

Exhibit E-3